Exhibit 4.1

FMC CORPORATION

AND EACH OF THE GUARANTORS PARTY HERETO

8.000% SENIOR SECURED NOTES DUE 2031

INDENTURE

DATED AS OF JUNE 5, 2026

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

AS TRUSTEE AND NOTES COLLATERAL AGENT

i

Appendices

Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibits
Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

This Indenture, dated as of June 5, 2026, is by and among FMC Corporation, a Delaware corporation (the “Issuer”), the guarantors listed on the signature pages hereto and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Notes Collateral Agent”).

RECITALS OF THE ISSUER

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for (i) the issuance of $1,200,000,000 in aggregate principal amount of 8.000% Senior Secured Notes due 2031 issued on the date hereof (the “Initial Notes”) and (ii) the issuance of Additional Notes (as defined herein) that may be issued from time to time on any date subsequent to the Issue Date in accordance with the provisions of this Indenture, all of such notes to be guaranteed as provided herein by the Guarantors (as defined herein);

WHEREAS, all things necessary have been done by the Issuer to make this Indenture, when executed and delivered by the Issuer, a valid, binding and legal instrument;

WHEREAS, all things necessary have been done by the Issuer to make the Notes, when executed by the Issuer and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of the Issuer;

WHEREAS, all things necessary have been done by the Guarantors to make the Guarantees, when executed by the Guarantors and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of the Guarantors.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the Issuer and the Guarantors mutually covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

“Acquired Indebtedness” means:

(1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary; and

(2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Issuer or a Restricted Subsidiary, existing at the time such Person is merged or consolidated with or into the

Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, in each case of (1) and (2) regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture whether or not they bear the same CUSIP number.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, as determined by the Issuer, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Note at June 1, 2028 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments (excluding accrued and unpaid interest, if any, to such redemption date) due on such Note through June 1, 2028, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months); over

(b) the principal amount of such Note.

“asset” means any asset or property, including, without limitation, Equity Interests.

“Asset Acquisition” means:

(1) an Investment by the Issuer or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary) or any division or line of business of any such other Person (other than in the ordinary course of business).

“Asset Sale” means:

(1) any sale, conveyance, transfer, lease, assignment or other disposition for value by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary, including by means of a sale and leaseback transaction or a merger or consolidation, in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business; or

(2) any issuance of Equity Interests of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.9) to any Person other than the Issuer or any Restricted Subsidiary, in one transaction or a series of related transactions (other than directors’ qualifying shares and shares issued to foreign nationals as required by law) (the actions described in these clauses (1) and (2), collectively, for purposes of this definition, a “transfer”).

For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents;

(b) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.13 or Section 5.1;

(c) Permitted Investments and Restricted Payments permitted under Section 4.7;

(d) the lease, assignment or sublease of real or personal property in the ordinary course of business;

(e) the creation, incurrence or assumption of or realization on or perfection of any Permitted Lien and any disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien;

(f) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer necessary, used or useful in the business of the Issuer or its Restricted Subsidiaries;

(g) the abandonment of Intellectual Property rights in the ordinary course of business which in the reasonable view of the Issuer are uneconomical or not material to the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(h) grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and its Restricted Subsidiaries (other than (i) as would have a material adverse effect on the value of the Collateral or the ability of the Notes Collateral Agent or the Holders to realize the benefits of, and intended to be afforded by, the Collateral or (ii) that result in the Issuer or a Restricted Subsidiary ceasing to (x) own such patents, trade secrets, know-how and other Intellectual Property or (y) retain any rights to research, develop, register, make, have made, use, sell, offer for sale or import products, formulations or mixtures containing an active ingredient covered by such patents, trade secrets, know-how and other Intellectual Property);

(i) a disposition of inventory in the ordinary course of business;

(j) a disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements or any sale of assets received by the Issuer or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of the Issuer or a Restricted Subsidiary;

(k) the trade or exchange by the Issuer or any Restricted Subsidiary of any asset for any other asset or assets that are used in a Permitted Business; provided that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange; and, provided further that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents received shall be deemed proceeds of an “Asset Sale,” subject to clause (p) below; provided further that to the extent the assets that are the subject of the trade or exchange are Collateral, the asset or assets received shall also be Collateral of the same priority as the asset disposed of and which are thereupon with their acquisition added to the Collateral securing the Notes;

(l) dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between joint venture parties set forth in joint venture agreements or any similar binding arrangements;

(m) the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(n) the surrender or waiver in the ordinary course of business of contract rights, the termination of leases in the ordinary course of business or the settlement, release or surrender of contractual, non-contractual, tort or other claims of any kind;

(o) dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management or consultants of the Issuer or any of its Restricted Subsidiaries;

(p) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $25.0 million per occurrence;

(q) any issuance, sale or disposition of Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary, any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary; and

(r) the sale of (i) defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction and (ii) accounts receivable and related assets in connection with a Qualified Receivables Financing.

“Authenticating Agent” means an agent appointed by the Trustee in accordance with Section 2.2(d) and Section 7.10 for the purpose of authenticating the Notes.

“Bankruptcy Law” means the Bankruptcy Code and any other federal, state or foreign law, including the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz uber Schuldbetreibung und Konkurs (SchKG)) and the Dutch Bankruptcy Act (Faillissementswet), for the relief of debtors, or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets or liabilities of the Issuer or any of its Subsidiaries, or similar law affecting creditors’ rights generally.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York and, with respect to payments, the place of payment, are authorized or required by law to close.

“Capital Markets Debt” means any debt for borrowed money (other than the Issuer’s 3.450% Senior Notes due 2029 outstanding as of the date of this Indenture) that (i) is in the form of, or represented by, bonds, notes, debentures or other securities (other than promissory notes or similar evidences of debt under a credit agreement) and (ii) has an aggregate principal amount outstanding of at least $100.0 million.

“Canadian Excluded Assets” means:

(1) any assets sold, contributed or otherwise transferred in connection with, or constituting part of, a receivables transaction permitted under the Revolving Credit Facility, including any accounts and related assets subject thereto;

(2) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property of any grantor to the extent that a grant of a security interest therein would violate or invalidate such contract, lease, permit, license, charter or license agreement or create a right of termination in favor of any other party thereto

(other than any grantor) pursuant to the terms thereof (after giving effect to applicable sections of the PPSA or any other applicable law); provided that the foregoing exclusion shall immediately cease to apply at such time as the condition causing such violation or invalidation shall no longer be continuing and, to the extent severable, shall not apply to any portion of such contract, lease, permit, license, charter or license agreement that does not result in any such violation or invalidation; provided further that the exclusions referred to in this clause (2) shall not include any proceeds of such lease, license, contract or agreement unless such proceeds would themselves constitute Canadian Excluded Assets;

(3) any assets to the extent that a security interest therein is prohibited by applicable law, rule or regulation (including any requirement of any governmental authority) or requires a consent not obtained of any governmental authority or other third party pursuant to such applicable law, rule or regulation; provided that the foregoing exclusion shall not apply to the extent that any such prohibition would be rendered ineffective pursuant to the PPSA or any other applicable law;

(4) any Consumer Goods (as such term is defined in the PPSA);

(5) the last day of the term of any lease or sublease of real property or any agreement for a lease or sublease of real property, now held or hereafter acquired by the Canadian Guarantor; and

(6) with respect to the Equity Interests of FMC of Canada Limited held by the Issuer, solely the portion of such Equity Interests in excess of 65% of the total Equity Interests of FMC of Canada Limited held by the Issuer;

provided that, with respect to the foregoing clauses (1) through (6), Canadian Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would themselves constitute Canadian Excluded Assets referred to above).

“Canadian Guarantor” means the Guarantor organized under the laws of Canada.

“Capitalized Lease Obligations” means the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations effectively transfer control of the underlying asset and represent an in-substance financed purchase of an asset, and the amount of such obligations is required to be classified and accounted for as “finance leases” on the balance sheet of such Person, in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time. The amount of Indebtedness represented by any Capitalized Lease Obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.12, a Capitalized Lease Obligation shall be deemed secured by a Lien on the property being leased. For the avoidance of doubt, the term “Capitalized Lease Obligations” does not include any obligations of a Person under any operating leases entered into in the ordinary course of business that do not effectively transfer control of the underlying asset and do not represent an in-substance financed purchase of an asset under GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations, such as Accounting Standards Codification 842, may require that such obligations be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset).

“Captive Insurance Company” means a Subsidiary of the Issuer created solely for providing self-insurance for the Issuer and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” means:

(1) U.S. dollars, Canadian Dollars, Euros, Swiss francs or, in the case of any Foreign Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case, with maturities not exceeding two years;

(3) time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5) commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s, “A-1” by S&P or “F1” by Fitch (or reasonably equivalent ratings of another internationally recognized rating agency);

(6) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized rating agency);

(7) Indebtedness issued by Persons with a rating of at least “A 2” by Moody’s, “A” by S&P or “A” by Fitch (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2,” “A-2” or “F2” from either Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized rating agency);

(8) Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa” by Moody’s, “AAA” by S&P or “AAA” by Fitch (or reasonably equivalent ratings of another internationally recognized rating agency);

(9) instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made; and

(10) shares of mutual funds whose investment guidelines restrict 95.0% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above.

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Issuer or any of its Subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Voting Stock of the Issuer representing more than 50.0% of the voting power of the outstanding Voting Stock of the Issuer;

(3) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50.0% of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4) during any period of 24 consecutive calendar months, the majority of the members of the Board of Directors of the Issuer shall no longer be composed of individuals (a) who were members of the Board of Directors of the Issuer on the first day of such period or (b) whose election or nomination to the Board of Directors of the Issuer was approved by individuals referred to in clause (a) above constituting, at the time of such election or nomination, at least a majority of the Board of Directors of the Issuer or, if directors are nominated by a committee of the Board of Directors of the Issuer, constituting at the time of such nomination, at least a majority of such committee.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Issuer becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Issuer immediately prior to that transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term or a similar term in each of the Security Documents and all other property of whatever kind and nature subject (or purported to be subject) from time to time to a Lien under any Security Document.

“Collateral Agreement” means the Collateral Agreement, dated as of the Issue Date, among the Issuer, the grantors party thereto, the specified pledgors party thereto and the Notes Collateral Agent, as amended, supplemented or modified from time to time.

“Collateral Sub-Agent” means each Person appointed pursuant to the Pari Passu Intercreditor Agreement or other agreement to hold, administer and, as applicable, enforce Designated Collateral (as defined in the Pari Passu Intercreditor Agreement) on behalf of and for the benefit of all holders of Pari Passu Secured Obligations, together with its successors and assigns in such capacity.

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Amortization Expense” for any period means the amortization expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Adjusted EBITDA” for any period means, with respect to any specified Person and its Restricted Subsidiaries, without duplication, the sum of the amounts for such period of:

(1) Consolidated Net Income, plus

(2) in each case only to the extent deducted in determining Consolidated Net Income,

(a) provision for taxes based on income, profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interests relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of any direct or indirect parent of the Issuer or the Restricted Subsidiaries in respect of such period (in each case, to the extent attributable to the operations of the Issuer and its Restricted Subsidiaries), which will be included as though such amounts had been paid as income taxes directly by the Issuer,

(b) cash dividend payments (excluding items eliminated in consolidation) on any Disqualified Equity Interest of the Issuer or any Restricted Subsidiary,

(c) Consolidated Amortization Expense,

(d) Consolidated Depreciation Expense,

(e) Consolidated Interest Expense,

(f) any costs, expenses, losses or charges (including advisory, legal and professional fees) related to the Transactions and any transaction that is out of the ordinary course of business permitted under this Indenture, including issuance of debt or equity, investments, acquisition, disposition, asset sale, recapitalization, mergers, option buyouts or incurrence, issuance, amendment, waiver, modification, redemption or refinancing of any Indebtedness, whether or not consummated, including (A) prepayment premiums, breakage costs and funding costs, (B) such fees, expenses or charges related to the offering of the Notes and any Debt Facilities, (C) any amendment or modification relating to such Indebtedness or similar transactions, (D) any net loss from the extinguishment of any Indebtedness of any Person or the amortization or write-off of Indebtedness issuance costs or Indebtedness discount and (E) any expenses in connection with related due diligence activities or other transactions costs, in each case, as determined by any Officer of the Issuer,

(g) any charge, loss, fee, expense, cost accrual or reserve of any kind attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions, and/or synergies (including, without limitation, in connection with any integration, restructuring or transition, facility openings and/or reopenings, inventory optimization programs, curtailments and/or future lease commitments), restructuring charges, charges relating to the closure or consolidation of facilities (including, without limitation, severance, rent termination costs, moving costs and legal costs), severance charges, retention or completion bonuses, charges associated with modifications to pension and post-retirement employee benefit plans, corporate development charges and professional and consulting fees incurred in connection with any of the foregoing,

(h) any expense or deduction attributable to minority Equity Interests of third parties in any Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Issuer,

(i) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent (other than the Issuer),

(j) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of the Issuer and its Subsidiaries and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of any direct or indirect parent in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution,

(k) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Issuer may determine not to add back such non-cash charge in the period for which Consolidated Adjusted EBITDA is being calculated and (ii) to the extent the Issuer does decide to add back such non-cash charge, the cash payment in respect thereof in such future, four-fiscal quarter period will be subtracted from Consolidated Adjusted EBITDA for such future four-fiscal quarter period,

(l) earn-out obligations incurred or accrued in connection with any acquisition and/or Permitted Investment and paid or accrued during such period,

(m) factually supportable and identifiable pro forma cost savings related to operational efficiencies, strategic initiatives or purchasing improvements and other synergies, in each case, reasonably expected by the Issuer and the Restricted Subsidiaries to be realized based upon publicly announced actions reasonably expected to be taken within 24 months of the date of such calculation (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, improvements and synergies can be reasonably computed, as certified in writing by an Officer of the Issuer; provided that any such pro forma adjustments in respect of such cost savings, improvements and synergies shall not exceed 25.0% of Consolidated Adjusted EBITDA (before giving effect to all such adjustments) for any four-quarter period; provided further that such pro forma adjustments shall be determined in good faith by a Responsible Financial or Accounting Officer of the Issuer whether or not such pro forma adjustments would be permitted under SEC rules or guidelines,

(n) non-recurring incremental costs arising out of the temporary interruption of the supply of goods to the Issuer and its Subsidiaries, and

(o) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, minus

(3) without duplication, the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA in any prior period).

“Consolidated Depreciation Expense” for any period means the depreciation expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Adjusted EBITDA during the most recent four consecutive full fiscal quarters for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Adjusted EBITDA and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or issuance of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement), occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or Acquired Indebtedness and also including any Consolidated Adjusted EBITDA) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period, provided further that in the case of clauses (1) and (2) above, such pro forma calculations shall be determined in good faith by a Responsible Financial or Accounting Officer of the Issuer whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(c) notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the aggregate interest expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income, including, without duplication:

(1) interest component of Capitalized Lease Obligations;

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3) the net costs associated with Hedging Obligations related to interest rates, other than in connection with early termination (excluding amortization of fees or any non-cash interest expense attributable to the movement in mark-to-market valuation of such obligations);

(4) amortization of original issue discount;

(5) all other non-cash interest expense;

(6) capitalized interest;

(7) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries or any Preferred Stock of any Restricted Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Issuer, or to the Issuer or a Restricted Subsidiary of the Issuer);

(8) all interest payable with respect to discontinued operations; and

(9) all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

Consolidated Interest Expense shall not include any interest expenses relating to (A) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses, (B) any expensing of bridge, commitment or other financing fees and (C) all discounts, commissions, fees and other charges associated with any Receivables Facility.

“Consolidated Net Income” for any period means the net income (or loss) of such Person and its Restricted Subsidiaries, in each case for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such net income (or loss), to the extent otherwise included therein, without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the net income (or loss) of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) solely for purposes of Section 4.7, the net income of any Restricted Subsidiary other than the Issuer or a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived and provided that Consolidated Net Income will be increased by an amount of cash dividends or distributions actually paid to such Person or a Restricted Subsidiary of such Person;

(4) gains or losses attributable to discontinued operations;

(5) any gain (or loss), charge or write-off, together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized or recorded during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness (including any charges attributable to the early extinguishment or cancellation of Indebtedness), of the Issuer or any Restricted Subsidiary or (b) any Asset Sale (or asset sale) by the Issuer or any Restricted Subsidiary or abandonments or reserves relating thereto;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations or other derivative instruments;

(8) the cumulative effect of any change in accounting principles or policies;

(9) any extraordinary, non-recurring, exceptional or unusual gain, loss, expense or charge and the related tax effect;

(10) any non-cash compensation charges or other non-cash charges or expenses (including write-offs and write-downs) with respect to the grant, issuance, payment or repricing of stock options, restricted stock or other equity compensation awards or employee benefit plans or agreements or post-employment benefit plans or agreements or any amendment, modification, substitution or change of any equity-based award and any non-cash net after tax gains or losses attributable to the termination of any employee pension benefit plan;

(11) accruals and reserves that are established or adjusted within 12 months relating to the consummation of acquisitions in accordance with GAAP;

(12) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

(13) goodwill write-downs or other non-cash impairments of assets, any non-cash impairment charges resulting from the application of ASC 350—Intangibles - Goodwill and Other and ASC 360—Property, Plant and Equipment, and the amortization of intangible assets ;

(14) all net after-tax gain, loss, expense or charge attributable to business dispositions and asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer);

(15) effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to any acquisition consummated before or after the Issue Date, and the amortization write-down or write-off of any amounts thereof, net of taxes;

(16) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees;

(17) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(18) non-cash charges for deferred tax asset valuation allowances.

“Consolidated Total Assets” means, as of any date, the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a pro forma basis.

“Corporate Trust Office” means the offices of the Trustee at which at any time this Indenture is being administered, which office as of the date hereof is located (i) for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase or for conversion only is located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Global Corporate Trust Services – FMC Corporation, and (ii) for all other purposes is located at U.S. Bank Trust Company, National Association, 333 Thornall St, Edison, NJ 08837; Attention: Global Corporate Trust Services – FMC Corporation, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Coverage Ratio Exception” has the meaning set forth in Section 4.9(a).

“Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Credit Facility Agent” means Citibank, N.A., in its capacity as the administrative agent under the Revolving Credit Facility, or any successor representative acting in such capacity.

“Debt Facilities” means one or more debt facilities, debt instruments, indentures or other evidences of Indebtedness (which may be outstanding at the same time and including, without limitation, the Revolving Credit Facility), commercial paper facilities or other agreements providing for revolving credit loans, debt securities, notes, term loans, receivables financing, letters of credit or other Indebtedness and, in each case, as such agreements may be amended, refinanced, restated, replaced, refunded, increased, extended or otherwise restructured, in whole or in part from time to time whether in the bank or debt capital markets (or combination thereof) (including increasing or decreasing the amount of available borrowings thereunder or adding or removing Subsidiaries of the Issuer as additional borrowers, co-issuers or guarantors thereunder or changing the maturity of any Indebtedness incurred thereunder or contemplated thereby) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements, and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents) and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors.

“Default” means any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend (as defined in Appendix A) if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend (as defined in Appendix A).

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3(b) hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired, sold or disposed of in accordance with this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets (including, without limitation, a physical short position) to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of any securities of the Issuer and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”). For the avoidance of doubt, the term “Derivative Instrument” shall not include any Notes.

“Designation” has the meaning given to this term in Section 4.16.

“Designation Amount” has the meaning given to this term in Section 4.16.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof

(or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an Asset Sale (or similar terms) occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under Section 4.13 and Section 4.10, respectively, and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’ purchase of the Notes as required pursuant to the provisions described under Section 4.13 and Section 4.10, respectively.

“dollars”, “U.S. dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“Dutch Collateral Sub-Agent” means U.S. Bank Trust Company, National Association, in its capacity as Dutch Collateral Sub-Agent under the Pari Passu Intercreditor Agreement, together with its successors and assigns in such capacity.

“Dutch Guarantor” means the Guarantors organized under the laws of the Netherlands.

“Eligible Jurisdiction” means the United States (and each State thereof and the District of Columbia), Canada, Switzerland, the Netherlands, Singapore and other jurisdictions designated as such under any Debt Facility (including the Revolving Credit Facility).

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including Common Stock, Preferred Stock, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(1) any Principal Property of the Issuer or any Subsidiary that is an Existing Senior Notes Restricted Subsidiary (which Subsidiaries include, as of the date hereof, FMC Idaho, LLC, FMC Production LLC and Thercardia, Inc.) so long as such Principal Property does not secure the Existing Senior Notes or other Debt (as such term is used in the Existing Senior Notes Indenture) or, in each case, any modification, refinancing, refunding, renewal or extension thereof;

(2) any (i) shares of stock or Debt of any Existing Senior Notes Restricted Subsidiary so long as such shares of stock or Debt do not secure the Existing Senior Notes or other Debt or, in each case, any modification, refinancing, refunding, renewal or extension thereof; and (ii) Excluded Equity Interests;

(3) any assets sold, contributed or otherwise transferred in connection with, or constituting part of, a receivables transaction permitted under the Revolving Credit Facility, including any accounts and related assets subject thereto;

(4) any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property of any grantor to the extent that a grant of a security interest therein would violate or invalidate such contract, lease, permit, license, charter or license agreement or create a right of termination in favor of any other party thereto (other than any grantor) pursuant to the terms thereof (after giving effect to Sections 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code, as in effect in New York (the “New York UCC”) or any other applicable law); provided that the foregoing exclusion shall immediately cease to apply at such time as the condition causing such violation or invalidation shall no longer be continuing and, to the extent severable, shall not apply to any portion of such contract, lease, permit, license, charter or license agreement that does not result in any such violation or invalidation; provided further that the exclusions referred to in this clause (4) shall not include any proceeds of such lease, license, contract or agreement unless such proceeds would themselves constitute Excluded Assets;

(5) any intent-to-use applications for registration of a trademark filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act (15 U.S.C. § 1051(b)), solely to the extent that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, such intent-to-use trademark application or any registration that issues from such intent-to-use application under applicable law; provided that such intent-to-use trademark application shall cease to constitute Excluded Assets upon the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto (at which time it will become a Trademark within the Collateral);

(6) any assets to the extent that a security interest therein is prohibited by applicable law, rule or regulation (including any requirement of any governmental authority) or requires a consent not obtained of any governmental authority or other third party pursuant to such applicable law, rule or regulation; provided that, the foregoing exclusion shall not apply to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 and 9-409 of the New York UCC or any other applicable law; and

(7) any (i) Swiss law governed assets of FMC Switzerland II GmbH or any other Swiss Guarantor that are or will be subject to a security interest in favor of the Swiss Collateral Sub-Agent in accordance with the terms of any Security Document that is not a U.S. Security Document, (ii) inventory owned by any Swiss Guarantor in Switzerland, and (iii) Equity Interests held by any Swiss Guarantor in any Specified Subsidiary;

provided that, with respect to the foregoing clauses (1) through (7), Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to above (unless such proceeds, substitutions or replacements would themselves constitute Excluded Assets referred to above).

“Excluded Equity Interests” means:

(1) all Equity Interests of:

(i) FMC of Canada Limited;

(ii) Mid-Atlantic Investments Ltd.;

(iii) FMC Holdings 1 Pte. Ltd.; and

(iv) FMC Agro Singapore Pte. Ltd.; provided that notwithstanding the foregoing, any such Equity Interests shall cease to be Excluded Equity Interests at such time as (i) the Security Documents (other than the U.S. Security Documents) that would provide for a pledge of such Equity Interests are not executed and delivered as and when required under this Indenture or (ii) the pledge of such Equity Interests under the Security Documents (other than the U.S. Security Documents) ceases to be effective for any reason;

(2) with respect to the Equity Interests of FMC Quimica de Brasil Ltda held by FMC US Holdings LLC, solely the portion of such Equity Interests in excess of 65% of the total Equity Interests of FMC Quimica de Brasil Ltda; and

(3) all Equity Interests of Global Specialty Solutions US LLC.

“Excluded Subsidiary” means any:

(1) Immaterial Subsidiary;

(2) Subsidiary that is not a Wholly-Owned Subsidiary of the Issuer; provided that no Subsidiary shall be deemed to be an Excluded Subsidiary pursuant to this clause (2) as a result of the issuance of, or disposition of, Equity Interests issued by such Subsidiary after the Issue Date to a Person if prior to such disposition or issuance such Subsidiary was a Wholly-Owned Subsidiary unless: (x) such transaction is entered into by the Issuer or any of its Restricted Subsidiaries for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such Subsidiary to be released from its Guarantee as a result of such Subsidiary otherwise constituting an Excluded Subsidiary pursuant to this clause (2) and (y) after giving pro forma effect to the applicable release, the Issuer and the Guarantors are deemed to have made a new Investment in such Person on the date of such release (as if such Subsidiary was not a Guarantor) in an amount equal to the portion of the fair market value of the Issuer and the Guarantors’ retained ownership interest in such Subsidiary and such Investment would be permitted under this Indenture;

(3) Unrestricted Subsidiary;

(4) Subsidiary if acting as a Guarantor, or its Guarantee, would, and only so long as it would, (a) be prohibited by law or regulation or by any contractual obligation existing on the (but not incurred in anticipation of) Issue Date or on the date such Subsidiary is acquired or organized (as long as, in the case of an acquisition of a Subsidiary, such prohibition did not arise as part of such acquisition) or (b) require a governmental or regulatory consent, approval, license or authorization (unless such consent, approval, license or authorization has been received); and

(5) Subsidiary that is a Captive Insurance Company, not-for-profit Subsidiary or Receivables Subsidiary;

in each case, unless the Issuer determines in its sole discretion, upon written notice to the Trustee, that any of the foregoing Persons (other than a Subsidiary that is not a Wholly-Owned Subsidiary of the Issuer) should not be an Excluded Subsidiary. Notwithstanding the foregoing, a Restricted Subsidiary may be an Excluded Subsidiary in circumstances where the Issuer and the Credit Facility Agent agree that any of the cost, difficulty, burden or consequences of such Restricted Subsidiary providing a Guarantee is excessive in relation to the value afforded thereby.

“Existing Notes” means, collectively, the Existing Senior Notes and the Existing Subordinated Notes.

“Existing Senior Notes” means, collectively, the Issuer’s 3.200% Senior Notes due 2026, 3.450% Senior Notes due 2029, 5.650% Senior Notes due 2033, 4.500% Senior Notes due 2049 and 6.375% Senior Notes due 2053.

“Existing Senior Notes Indenture” means the indenture, dated as of November 15, 2009, between the Issuer and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of September 20, 2019, between the Issuer and U.S. Bank National Association, as trustee, and the Fifth Supplemental Indenture, dated as of May 18, 2023, between the Issuer and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee, and as amended, supplemented, or otherwise modified from time to time.

“Existing Senior Notes Restricted Subsidiary” has the meaning given to the term “Restricted Subsidiary” in the Existing Senior Notes Indenture (which Subsidiaries include, as of the date hereof, FMC Idaho, LLC, FMC Production LLC and Thercardia, Inc.).

“Existing Subordinated Notes” means the Issuer’s 8.450% Fixed-to-Fixed Reset Rate Subordinated Notes due 2055.

“Existing Subordinated Notes Indenture” means the indenture, dated as of May 27, 2025, between the Issuer and U.S. Bank Trust Company, National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by management of the Issuer.

“Fitch” means Fitch Ratings, a subsidiary of Fitch Ratings Inc., or any successor by merger or consolidation to its business.

“First Reset Date” has the meaning given to such term in the Existing Subordinated Notes Indenture.

“Foreign Subsidiary” means any Restricted Subsidiary not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the Issue Date.

“Global Notes” means the Notes that are in the form of Exhibit A attached hereto issued in global form and registered in the name of the Depositary or its nominee.

“Governmental Authority” means any federal, state, provincial, municipal, local, national, transnational, foreign or other governmental department, commission, board, tribunal, bureau, ministry, court, agency, authority, instrumentality or regulatory, legislative, judicial or arbitral body, or other law, rule or regulation-making entity, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Government Securities” means (1) securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) securities that are obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuers thereof.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such guarantees.

“Guarantors” means each Restricted Subsidiary (other than the Post-Closing Guarantors) on the Issue Date that is a party to this Indenture for purposes of providing a Guarantee with respect to the Notes, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date (including the Post-Closing Guarantors), in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices (including, without limitation, for purposes of this definition, rates for electrical power used in the ordinary course of business), either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter of the Issuer for which financial statements have been delivered (or were required to be delivered), have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Issuer and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which financial statements have been delivered (or were required to be delivered), calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Issuer for which financial statements have been delivered (or were required to be delivered), did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Issuer and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer, (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests nor the payment of interest in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock shall be deemed to be an incurrence of Indebtedness and (3) any Indebtedness pursuant to any revolving credit or similar facility shall only be incurred at the time any funds are borrowed thereunder.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, bankers’ acceptances, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty and similar credit transactions, in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4) all obligations of such Person for the deferred purchase price or deferred consideration or similar arrangements in respect of property or services (other than (i) trade payables and other accrued current liabilities incurred in the ordinary course of such Person’s business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto)) to the extent the same would be required to be shown as a long-term liability on a balance sheet in accordance with GAAP;

(5) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Non-Guarantor Subsidiaries, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or its Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis; and

(9) to the extent not otherwise included in this definition, net Hedging Obligations of such Person.

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(1) accrued expenses, intercompany liabilities and trade accounts payable arising in the ordinary course of business;

(2) any Indebtedness that has been defeased, covenant defeased or satisfied and discharged in accordance with GAAP or pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such Indebtedness;

(3) prepaid or deferred revenue and related liabilities arising from any deposit, advance payment or prepayment by a customer or licensee, or any refund obligation related thereto arising in the ordinary course of business;

(4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset;

(5) earn-out obligations until such obligations are not paid after becoming due and payable; and

(6) any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum mandatory redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

The term “Indebtedness” excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

Notwithstanding the foregoing, the term “Indebtedness” shall not include any obligations of a Person under a lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are not required to be classified and accounted for as “finance lease obligations” on the balance sheet of such Person in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time, notwithstanding that GAAP and such accounting rules and regulations (including Accounting Standards Codification 842) may require such operating lease obligations to be recognized on the balance sheet of such Person as a lease liability (along with the related right-of-use asset).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the Issuer’s or any Restricted Subsidiary’s business.

“Investment Grade Status” shall occur when the Issuer receives a “corporate family rating” (or comparable designation) equal to or higher than any two of the following (i) Baa3 (or the equivalent) by Moody’s, (ii) BBB- (or the equivalent) by S&P, (iii) BBB- (or the equivalent) by Fitch or (iv) the equivalent of such rating by any other Rating Agency, in each case, with a stable or better outlook.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person (excluding endorsements of negotiable instruments and documents in the ordinary course of business, extensions of trade credit, advances to customers and suppliers and commission, travel and other similar advances to officers, directors, employees and consultants made in the ordinary course of business);

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3) all other items that would be classified as investments in another Person on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.16. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments, and guarantees of obligations under leases in the ordinary course of business shall not be deemed Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Issuer’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Issue Date” means June 5, 2026, the date on which the Initial Notes were originally issued.

“Issuer” has the meaning set forth in the preamble of this Indenture and any successor thereto permitted under Section 5.1.

“Junior Lien” means a Lien, junior to the Liens on the Collateral securing any Pari Passu Secured Obligations pursuant to the Junior Lien Intercreditor Agreement, granted by the Issuer or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Documents” means, collectively, any indenture, note, security document and each of the other agreements, documents and instruments providing for or evidencing any Junior Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Junior Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Junior Lien Indebtedness.

“Junior Lien Indebtedness” means any Indebtedness (other than intercompany Indebtedness owing to the Issuer or its Affiliates) of the Issuer or any Guarantor (including any Refinancing Indebtedness in respect thereof) that is secured by a Junior Lien pursuant to a Permitted Lien described under clause (13)(ii), (17) or (35) of the definition thereof; provided that in the case of any Indebtedness referred to in this definition:

(1) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the Stated Maturity of the Notes (except as a result of a customary change of control or asset sale repurchase offer provisions);

(2) on or before the date on which the first such Indebtedness is incurred by the Issuer or any Guarantor, the Issuer shall deliver to each Pari Passu Notes Lien Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Junior Lien Intercreditor Agreement), along with an Officer’s Certificate certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(3) on or before the date on which any such Indebtedness is incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an Officer’s Certificate delivered to the Junior Lien Representative and each Pari Passu Notes Lien Representative, as “Junior Lien Indebtedness” under this Indenture;

(4) a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers the Junior Lien Intercreditor Agreement (including, as applicable, a joinder thereto) on behalf of itself and all holders of such Indebtedness; and

(5) all other requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Indebtedness to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement which subordinates the Lien on the Collateral of the holders of the Junior Lien Indebtedness to the Lien on the Collateral of the holders of the Pari Passu Secured Obligations and the terms of which are consistent with market terms (in the view of the Credit Facility Agent or, if the Credit Facility Agent has been replaced, any other agent for the holders of Pari Passu Secured Obligations) governing security arrangements for the subordination and sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Junior Lien Obligations” means Junior Lien Indebtedness and all other Obligations in respect thereof.

“Junior Lien Representative” means in the case of any series of Junior Lien Indebtedness, the trustee, agent or representative of the holders of such series of Junior Lien Indebtedness who is appointed as a representative of the Junior Lien Indebtedness (for purposes related to the administration of security interests) pursuant to the applicable Junior Lien Document governing such series of Junior Lien Indebtedness, together with its successors and assigns in such capacity.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any financing lease having substantially the same economic effect as any of the foregoing.

“Long Derivative Instrument” means a Derivative Instrument (1) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (2) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Material Assets” means (a) any asset that constitutes Collateral, (b) any asset or group of related assets with a Fair Market Value in excess of $25,000,000 and (c) any Material Intellectual Property.

“Material Indebtedness” means at any time any Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary in an outstanding principal amount exceeding the greater of (x) $200.0 million and (y) 25.0% of Consolidated Adjusted EBITDA for the most recently ended fiscal quarter of the Issuer.

“Material Intellectual Property” means any intellectual property that is, in the good faith determination of the Issuer, material to the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Net Short” means, with respect to a Holder or beneficial owner and the Notes, as of the date of determination, either (1) the value of its Short Derivative Instruments exceeds the sum of (a) the value of its Notes plus (b) the value of its Long Derivative Instruments as of such date of determination or (2) it is reasonably expected that the foregoing clause (1) would have been the case if a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) were to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“New York Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale and other reasonable costs incurred in preparing such asset for sale and any relocation expenses incurred as a result thereof;

(2) provisions for taxes payable (including any withholding or other taxes paid or reasonably estimated to be payable in connection with the transfer to the Issuer of such proceeds from any Restricted Subsidiary that received such proceeds) as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) (a) owning a beneficial interest in the assets subject to the Asset Sale or (b) having a Lien thereon that has a higher priority than the Liens securing the Notes and the Guarantees on the assets that were the subject of the Asset Sale and that is required (other than pursuant to Section 4.10) to be paid as a result of such transaction;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds; and

(6) any portion of cash proceeds that the Issuer determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Issuer or any of its Restricted Subsidiaries will constitute Net Available Proceeds on such date.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for Customary Recourse Exceptions, (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Notes” means the Initial Notes and any Additional Notes issued in accordance with the provisions of this Indenture. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Notes Collateral Agent” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“Notes Documents” means, collectively, this Indenture, the Notes, the Security Documents and each of the other agreements, documents and instruments providing for or evidencing any other Pari Passu Secured Obligations, and any other document or instrument executed or delivered at any time in connection with any Pari Passu Secured Obligations, to the extent such are effective at the relevant time, in each case, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Pari Passu Notes Lien Indebtedness.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness and guarantees of payment of such Obligations under any Notes Documents or documents governing another Debt Facility (including the Revolving Credit Facility), as the case may be.

“Offer to Purchase” means, as applicable, a Change of Control Offer, Collateral Disposition Offer or Net Proceeds Offer.

“Offering Memorandum” means the offering memorandum, dated May 21, 2026, related to the offer and sale of the Notes.

“Officer” means (a) any of the following of the Issuer or any Guarantor: Chairman of the Board, a Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Accounting Officer, a Vice President, the Chief Financial Officer, the Treasurer or an Assistant Treasurer, the Secretary or an Assistant Secretary and (b) a Managing Director (bestuurder) of any Dutch Guarantor.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that is not Subordinated Indebtedness (including the Existing Notes).

“Pari Passu Intercreditor Agreement” means the First Lien Pari Passu Intercreditor Agreement, dated as of the Issue Date, among the Issuer, the Guarantors, the Notes Collateral Agent, the Credit Facility Agent, the Dutch Collateral Sub-Agent and the Swiss Collateral Sub-Agent, as amended, supplemented or modified from time to time.

“Pari Passu Lien Net Leverage Ratio” means, at any time of determination, the ratio of (i) the outstanding principal amount of (x) Indebtedness incurred pursuant to Section 4.9(b)(1), Section 4.9(b)(2)(a) and Section 4.9(b)(2)(b) (including, for avoidance of doubt, any Junior Lien Indebtedness) plus (y) any other Pari Passu Notes Lien Indebtedness to (ii) the Consolidated Adjusted EBITDA of the Issuer during the most recent Four-Quarter Period ending on or prior to the date of determination; provided that such Pari Passu Lien Net Leverage Ratio shall be determined on a pro forma basis in a manner consistent with the definition of Consolidated Interest Coverage Ratio. The amount of Indebtedness in clause (i) may be calculated net of Unrestricted Cash in excess of $150.0 million.

“Pari Passu Lien Priority” means relative to specified Indebtedness and other obligations having equal Lien priority to (i) the Notes and the Guarantees on the Collateral or (ii) the Revolving Credit Facility on the Collateral, as applicable.

“Pari Passu Notes Lien Documents” means any credit agreement (including the Revolving Credit Facility), note purchase agreement, indenture (including this Indenture) or other agreement related thereto and all other loan or note documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, any Pari Passu Notes Lien Indebtedness, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“Pari Passu Notes Lien Indebtedness” means (i) the Revolving Credit Facility Obligations, (ii) any Additional Notes and (iii) any other Indebtedness that has a Stated Maturity date that is equal to or longer than the Stated Maturity date of the Notes and that is permitted to have Pari Passu Lien Priority relative to the Notes and the Guarantees with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness (other than the Revolving Credit Facility Obligations and any Additional Notes) shall have executed a joinder to the Pari Passu Intercreditor Agreement in accordance with the terms thereof (or otherwise satisfactory to the Credit Facility Agent).

“Pari Passu Notes Lien Representative” means (i) the Notes Collateral Agent, in the case of this Indenture and the Notes, (ii) the Credit Facility Agent, in the case of the Revolving Credit Facility, and (iii) in the case of any other series of Pari Passu Notes Lien Indebtedness, the trustee, agent or representative of the holders of such series of Pari Passu Notes Lien Indebtedness who is appointed as a representative of such series of Pari Passu Notes Lien Indebtedness (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such series of Pari Passu Notes Lien Indebtedness.

“Pari Passu Secured Documents” means the credit, guarantee and security documents governing the Pari Passu Secured Obligations, including, without limitation, the related Security Documents and Pari Passu Intercreditor Agreement.

“Pari Passu Secured Obligations” means, subject to the terms and conditions in the Pari Passu Intercreditor Agreement, (i) all Obligations under this Indenture and the Notes and (ii) all Pari Passu Notes Lien Indebtedness.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person (including the Issuer or one of its Restricted Subsidiaries acting as Paying Agent) authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Payment Default” means any default in payment of amounts when due on the applicable Indebtedness, without giving effect to any grace period.

“Perfection Certificate” means the Perfection Certificate with respect to the Issuer and the Guarantors organized under the laws of the United States, Canada, the Netherlands, Switzerland and Singapore in a form substantially similar to that delivered on the Issue Date.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Memorandum and businesses that are reasonably related, complementary, incidental, ancillary or similar thereto or reasonable extensions thereof.

“Permitted Indebtedness” has the meaning set forth in Section 4.9(b).

“Permitted Investment” means:

(1) Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into or dispose of all or substantially all of its property or assets to, or is liquidated into, the Issuer or any Restricted Subsidiary and any Investment held by any such Person at such time that was not incurred in contemplation of such acquisition, merger or consolidation;

(2) Investments in the Issuer or in any Restricted Subsidiary;

(3) loans and advances to directors, employees, consultants and officers of the Issuer and its Restricted Subsidiaries (i) in the ordinary course of business (including moving, payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act), (ii) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office and (iii) in an aggregate principal amount not to exceed $20.0 million at any time outstanding (calculated without regard to write-downs or write-offs thereof after the date made);

(4) Hedging Obligations entered into in the ordinary course of business and not for the purpose of speculation;

(5) Investments in cash and Cash Equivalents;

(6) Investments in securities of trade creditors or customers received pursuant to any bankruptcy, workout, plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise, settlement or resolution of Indebtedness, claims, litigation, arbitration or other disputes with such parties and, in each case, extensions, modifications and amendments thereof;

(7) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with (i) an Asset Sale made in compliance with Section 4.10 or (ii) a disposition of assets that is not an Asset Sale;

(8) any Investments in prepaid expenses, negotiable instruments held for collection, surety and performance bonds and worker’s compensation, and lease, utility, tax, performance and other similar deposits and prepaid expenses in the ordinary course of business;

(9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(10) Investments in Unrestricted Subsidiaries not to exceed the greater of (a) $50.0 million and (b) 12.5% of the Issuer’s Consolidated Adjusted EBITDA as of the date any such Investment is made; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that later becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) guarantees of Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted in accordance with Section 4.9;

(12) repurchases of or other Investments in the Notes;

(13) advances or extensions of credit to customers or suppliers in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or the applicable Restricted Subsidiary deems reasonable under the circumstances;

(14) Investments existing on, or made pursuant to commitments in effect on, the Issue Date and any Investment consisting of an extension, modification, renewal or replacement thereof under the terms of agreements in existence on the Issue Date;

(15) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer and/or Investments made with the net cash proceeds from the sale of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer; provided, however, that in either case such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Basket;

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (16) since the Issue Date and then outstanding (net of returns of capital and sales, liquidations and redemptions of Investments), do not exceed the greater of (a) $200.0 million and (b) 25.0% of the Issuer’s Consolidated Adjusted EBITDA determined at the time of investment; provided that if any Investment made pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary at the time of the Investment but becomes a Restricted Subsidiary after such date, such investment will thereafter be deemed to have been made pursuant to clause (1) above and not this clause (16) for as long as the Person continues to be a Restricted Subsidiary;

(17) performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness) in the ordinary course of business;

(18) Receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(19) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(20) intercompany Investments among the Issuer and its Restricted Subsidiaries (including intercompany Indebtedness);

(21) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case, in the ordinary course of business;

(22) Investments acquired as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(23) intercompany loans among Non-Guarantor Subsidiaries and Guarantees by Non-Guarantor Subsidiaries permitted by Section 4.9;

(24) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent, the Issuer or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of such direct or indirect parent, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(25) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Issuer or any Restricted Subsidiary;

(26) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(27) Investments for the establishment and maintenance (including the establishment and maintenance of required reserves in an amount not to exceed the reserves reasonably determined by an independent actuary and in any event not less than any amount that may be required from time to time in accordance with applicable statutes or other applicable law) of a captive insurance program that is reasonable and customary for companies engaged in the same or similar businesses; and

(28) any Investment, if (a) no Default or Event of Default shall have occurred and be continuing immediately prior to making such Investment or would result therefrom and (b) the Total Net Leverage Ratio, on a pro forma basis, is less than or equal to 3.75 to 1.00.

In determining whether any Investment is a Permitted Investment, the Issuer may allocate or reallocate all or any portion of an Investment among the clauses of this definition and any of the provisions of the covenant described under Section 4.7.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Issuer or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2) Liens in respect of property of the Issuer or any Restricted Subsidiary imposed by law or contract which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Issuer or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(3) pledges or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation including as required under the Federal Employers Liability Act, unemployment insurance, road transportation and other types of social security regulations;

(4) Liens (i) incurred in the ordinary course of business to secure the performance of tenders, bids, trade contracts, stay and customs bonds, leases, statutory obligations, surety and appeal bonds, statutory bonds, government contracts, performance and return money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (ii) incurred in the ordinary course of business to secure liability for premiums to insurance carriers or self-insurance arrangement obligations or (iii) deposits as security for contested taxes or import duties or for the payment of rent, in each case, in the ordinary course of business;

(5) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6) Liens arising out of judgments or awards not resulting in a Default or an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which the Issuer or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(7) survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and title defects or irregularities and other similar encumbrances incurred in the ordinary course of business in each case that are of a minor nature and that, individually and in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff, and deposits made in the ordinary course of business to secure liability to insurance carriers;

(10) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements or rights of set-off relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(11) any interest or title of a lessor or sublessor under any lease or sublease entered into by the Issuer or any Restricted Subsidiary in accordance with this Indenture;

(12) the filing of Uniform Commercial Code financing statements or PPSA financing statements or equivalent statements in any other jurisdiction solely as a precautionary measure;

(13) (i) Liens securing the Initial Notes and related Guarantees and any Obligations owing to the Trustee or the Notes Collateral Agent under this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement and (ii) Liens on Collateral securing additional Pari Passu Notes Lien Indebtedness or Junior Lien Indebtedness permitted to be incurred and then outstanding pursuant to Section 4.9(b)(2)(b);

(14) Liens (other than on Collateral) securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary and not for the purpose of speculation;

(15) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business, which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries;

(16) Liens in favor of the Issuer or a Guarantor;

(17) Liens on Collateral securing Indebtedness and other obligations under Debt Facilities (including, for clarity, any Pari Passu Indebtedness or Junior Lien Indebtedness) incurred and then outstanding pursuant to Section 4.9(b)(1), including, without limitation, loans, obligations in respect of letters of credit, related Hedging Obligations and related Specified Cash Management Agreements;

(18) Liens arising pursuant to Purchase Money Indebtedness incurred and then outstanding pursuant to Section 4.9(b)(8); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100.0% of the cost of the property being acquired, leased, constructed, improved or developed at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and do not encumber any other property of the Issuer or any Restricted Subsidiary;

(19) Liens securing Acquired Indebtedness permitted to be incurred under this Indenture incurred and then outstanding pursuant to Section 4.9(b)(15); provided that such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or being acquired or merged into the Issuer or a Restricted Subsidiary of the Issuer and the Liens do not extend to assets not subject to such Lien at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(20) Liens on property or assets of a Person (including shares of stock owned by such Person) existing at the time such Person is acquired or amalgamated or merged with or into or consolidated with the Issuer or any Restricted Subsidiary or at the time such Person becomes a Restricted Subsidiary or at the time such property or assets are otherwise acquired by the Issuer or such Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) (other than after-acquired property that is affixed or appurtenant thereto or incorporated into the property covered by such Lien and after-acquired property of such Person subject to a Lien securing such Indebtedness, which Indebtedness requires or includes a pledge of after-acquired property of such Person);

(21) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary of the Issuer to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(22) Liens arising from the deposit of funds or Cash Equivalents or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.9;

(23) Liens arising in connection with licenses of Intellectual Property (other than Material Intellectual Property that is Collateral) granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(25) Liens in favor of the Trustee or the Notes Collateral Agent as provided for in this Indenture on money or property held or collected by the Trustee or the Notes Collateral Agent in its capacity as Trustee or Notes Collateral Agent, as applicable;

(26) Liens securing Indebtedness of Non-Guarantor Subsidiaries incurred and then outstanding pursuant to Section 4.9(b)(16); provided that such Liens extend only to the assets of such Non-Guarantor Subsidiaries;

(27) Liens existing on the Issue Date (other than Liens permitted under clauses (13) and (17) above);

(28) Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries or obligations under agreements in respect of Unrestricted Subsidiaries;

(29) Liens disclosed by the title insurance policies delivered on or subsequent to the Issue Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Indenture); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(30) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(31) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(32) Liens securing insurance premium financing arrangements;

(33) Liens on vehicles or equipment of the Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business;

(34) Liens (a) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection or (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(35) Liens securing additional obligations (including, for clarity, any Pari Passu Indebtedness or Junior Lien Indebtedness) in an aggregate outstanding principal amount not to exceed the greater of (a) $400.0 million and (b) 50.0% of Consolidated Adjusted EBITDA as of the date such Liens are first created;

(36) Liens on accounts receivable and related assets of the type specified in the definition of Qualified Receivables Financing securing Indebtedness incurred in accordance with Section 4.9(b)(25);

(37) Liens securing Indebtedness or other obligations incurred and then outstanding pursuant to Section 4.9(b)(19);

(38) Liens on cash collateral supporting letters of credit entered into in the ordinary course of business;

(39) Liens created pursuant to the general terms and conditions of a bank operating in The Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect; and

(40) any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (13), (18), (19), (20), (26) and (27) above and this clause (39); provided that such Liens (i) do not extend to any additional assets (other than improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and the amount of such Indebtedness is not increased except as necessary to pay premiums or expenses incurred in connection with such refinancing and (ii) have no greater priority relative to the Notes and the Guarantees and the holders of such Indebtedness secured by such Liens have no greater intercreditor rights relative to the Notes and the Guarantees than the original Liens and related Indebtedness and the holders thereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

“Post-Closing Guarantors” means the following entities: Mid-Atlantic Investments Ltd., a company incorporated under the laws of Canada; FMC Netherlands Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands; FMC Switzerland I GmbH, a company incorporated under the laws of Switzerland; FMC Switzerland II GmbH, a company incorporated under the laws of Switzerland; FMC Agricultural Products International GmbH, a company incorporated under the laws of Switzerland; FMC IP Technology GmbH, a company incorporated under the laws of Switzerland; FMC Agro Singapore PTE. LTD., a company incorporated under the laws of Singapore; and FMC Holdings 1 PTE. LTD., a company incorporated under the laws of Singapore.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including, without limitation, the Civil Code of Québec) of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issuance, perfection, enforcement, validity or effect of security interests and hypothecs.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Principal Property” has the meaning given to such term in the Existing Senior Notes Indenture.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, mortgage financings, construction financings, or purchase money obligations, of the Issuer or any Restricted Subsidiary incurred in connection with the purchase of, or for the purpose of financing the purchase of, all or any part of the purchase price, lease or cost of design, construction, installation, improvement, deployment, refurbishment or modification of property (real or personal), plant or equipment or furniture, fixtures, equipment or other fixed or capital assets, in each case, used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and in each case whether incurred through the direct purchase of assets or through the capital stock of any Person owning such assets, and Indebtedness arising from the conversion of the obligations of the Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or any Restricted Subsidiary.

“Screened Affiliate” means any Affiliate of a Holder (1) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (2) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (3) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (4) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“Short Derivative Instrument” means a Derivative Instrument (1) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References, and/or (2) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer (or any direct or indirect parent of the Issuer to the extent the net proceeds therefrom are contributed to the common equity capital of the Issuer or used to purchase Qualified Equity Interests of the Issuer), other than (a) any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors, trustees or employees or (b) public offerings with respect to the Issuer’s Qualified Equity Interests (or options, warrants or rights with respect thereto) registered on Form S-4 or S-8.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Issuer and its Restricted Subsidiaries;

(2) all sales or contributions of accounts receivable and related assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by an Officer of the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by an Officer of the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing; provided, however, that a grant of a security interest in such accounts receivable to perfect the transfer of an ownership interest in such accounts receivable to a Receivables Subsidiary shall not be considered a grant to secure any Indebtedness.

“Rating Agency” means, if any of Moody’s, S&P or Fitch shall not make a “corporate family rating” (or comparable designation) of the Issuer publicly available (other than as a result of voluntary action or inaction on the part of the Issuer), a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for Moody’s, S&P or Fitch, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased, subleased or licensed by the Issuer or any Guarantor, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership, lease, sublease or license thereof.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and its Restricted Subsidiaries pursuant to which the Issuer or any Restricted Subsidiary sells or contributes its accounts receivable to either (1) a Person that is not a Restricted Subsidiary; or (2) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary or borrows against such accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any Restricted Subsidiaries may sell, convey, contribute or otherwise transfer to:

(1) a Receivables Subsidiary (in the case of a transfer by the Issuer or any Restricted Subsidiary that is not a Receivables Subsidiary); and

(2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller to repurchase receivables transferred by such seller in a Qualified Receivables Financing, which obligation arises as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Issuer (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with the Issuer or any Restricted Subsidiary and to which the Issuer or any Restricted Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Restricted Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a) is guaranteed by the Issuer or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings, including servicing performance guarantees);

(b) is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, including servicing performance guarantees; or

(c) subjects any property or asset of the Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3) to which neither the Issuer nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate of the Issuer certifying that such designation complied with the foregoing conditions.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund, restate, substitute, modify, supplement or reissue or otherwise retire for value, in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses and defeasance costs incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the obligor of the Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness; provided, however, Refinancing Indebtedness incurred on or after the date that is 90 days prior to the First Reset Date, solely to refinance the Existing Subordinated Notes, may constitute Pari Passu Indebtedness so long as such Refinancing Indebtedness is unsecured;

(4) if the Refinancing Indebtedness is secured on the Collateral, the Liens securing such Refinancing Indebtedness have a Lien priority equal or junior to the Liens securing the Refinanced Indebtedness;

(5) the Refinancing Indebtedness has a Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) no earlier than 91 days after the maturity date of the Notes;

(6) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(7) the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired within 90 days of the incurrence of the Refinancing Indebtedness.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $500,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, as amended; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Replacement Assets” means (1) proceeds to restore, rebuild, retain, construct, improve, replace or otherwise acquire assets used or useful in the Issuer’s or any Restricted Subsidiary’s business or (2) all or substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Responsible Financial or Accounting Officer” means any one of the Chief Financial Officer (or other principal financial officer), Vice President of Finance, Treasurer or Chief Accounting Officer (or other principal accounting officer or controller) of the Issuer or other Officer of the Issuer fulfilling the functions of any such position.

“Responsible Officer” means, when used with respect to the Trustee, (a) other than with respect to any party incorporated under the laws of the Netherlands, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture and (b) with respect to any party incorporated under the laws of the Netherlands, a managing director or any other person who is authorized to represent such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of its Equity Interests on a pro rata basis or a basis more favorable to the Issuer);

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer);

(3) any Restricted Investment; or

(4) any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any such payment made within one year of any such scheduled maturity or scheduled repayment or sinking fund payment and other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary permitted under Section 4.9(b)(6)).

“Restricted Payments Basket” has the meaning given to such term in Section 4.7(a).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of June 17, 2022, by and among the Issuer, certain Subsidiaries from time to time party thereto, Citibank, N.A., as administrative agent, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder, changing the maturity or adding or removing Subsidiaries as borrowers or guarantors thereunder and whether or not with the same agents, lenders, investors or holders) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Revolving Credit Facility Obligations” means all Indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the Revolving Credit Facility that is secured by a Permitted Lien described under clause (17) of the definition thereof, and all other obligations of the Issuer or any Guarantor in respect thereof.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means all Indebtedness for borrowed money and all obligations in the form of loans, notes, bonds, debentures or other similar instruments that are secured by a Lien.

“Secured Parties” means the Notes Collateral Agent, the Trustee and the Holders.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Pari Passu Intercreditor Agreement, the Collateral Agreement, each joinder or other agreement (including other intercreditor agreements) pursuant to which holders of other Pari Passu Notes Lien Indebtedness become parties thereto, and all security agreements, pledge agreements, deeds of hypothec, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor (including, without limitation, Uniform Commercial Code financing statements or PPSA financing statements or equivalent statements in any other jurisdiction) creating (or purporting to create) a Lien upon Collateral in favor of the Notes Collateral Agent, any Collateral Sub-Agent or other agent or representative of Pari Passu Notes Lien Indebtedness or notice of such pledge, grant or assignment is given, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Pari Passu Intercreditor Agreement and the Collateral Agreement.

“Singaporean Guarantors” means the Guarantors organized under the laws of Singapore.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date.

“Specified Cash Management Agreements” means any agreement providing for treasury, depositary, pooling, netting, overdraft, stored value card, purchasing card (including so called “procurement card” or “P card”), debit card, credit card or cash management services, supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), including in connection with any automated clearing house transfers of funds or any similar transactions between the Issuer or any Restricted Subsidiary and any Person who is or was a lender at the time such agreement was entered into.

“Specified Subsidiaries” means FMC (Shanghai) Equipment Leasing Co., FMC (Shanghai) Chemical Tech. Co. Ltd., FMC India Pvt. Ltd., FMC Agro Kazakhstan LLP, FMC Egypt Agricultural Solutions LLC, FMC Chemical S.p.r.l. and FMC Agro Ireland Limited.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer that an Officer of the Issuer has determined in good faith to be customary in a Receivables Financing, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof);

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); and

(3) in respect of any company or corporation incorporated in the Netherlands a ‘dochtermaatschappij’ within the meaning of Section 2:24a of the Dutch Civil Code (regardless of whether the shares or voting rights in the shares in such company are held directly or indirectly through another ‘dochtermaatschappij’).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Swiss Code of Obligation” or “CO” means the Swiss Code of Obligations of 30 March 1911 (Schweizerisches Obligationenrecht), as amended from time to time.

“Swiss Collateral Sub-Agent” means U.S. Bank Trust Company, National Association, in its capacity as Swiss Collateral Sub-Agent under the Pari Passu Intercreditor Agreement, together with its successors and assigns in such capacity.

“Swiss Federal Act on Debt Enforcement and Bankruptcy” means the Swiss Federal Act on Debt Enforcement and Bankruptcy of 11 April 1889 (Bundesgesetz über Schuldbetreibung und Konkurs), as amended from time to time.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantors” means the Guarantors incorporated in Switzerland, or, if different, considered to be tax resident in Switzerland for Swiss Withholding Tax.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Total Net Leverage Ratio” means, at any time of determination, the ratio of (i) the outstanding principal amount of Indebtedness (net of Unrestricted Cash in excess of $150.0 million) to (ii) the Consolidated Adjusted EBITDA of the Issuer during the most recent Four-Quarter Period ending on or prior to the date of determination; provided that such Total Net Leverage Ratio shall be determined on a pro forma basis in a manner consistent with the definition of Consolidated Interest Coverage Ratio.

“Transactions” means the offering of the Notes, the use of proceeds from the Notes, the payment of fees and expenses in connection with the foregoing and the other transactions described in the Offering Memorandum.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2028; provided, however, that if the period from the redemption date to June 1, 2028 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2028 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“Trust Funds” means, to the extent segregated from other assets of the Issuer and the Guarantors in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash, Cash Equivalents or other assets comprised solely of:

(1) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of the Issuer’s or the Guarantors’ employees;

(2) all taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof));

(3) (a) proceeds from the issuance of Indebtedness, (b) proceeds from the sale or disposition of assets and (c) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets, in each of clauses (a), (b) and (c), to the extent such cash or permitted investment is required to be deposited in an account pursuant to the documentation governing any Indebtedness having a first priority lien on any such assets; and

(4) any other funds which the Issuer or any Restricted Subsidiaries hold in trust or as an escrow or fiduciary for another person which is not a Restricted Subsidiary.

“United States” or “U.S.” means the United States of America.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Issuer’s financial statements, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent quarter-end financial statements available internally as of the date of determination, and calculated on a pro forma basis.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.16 and (2) any Subsidiary of an Unrestricted Subsidiary. Notwithstanding the preceding, if at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary described under Section 4.16, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. Security Documents” means each Security Document governed by the laws of the United States (or any state thereof or the District of Columbia).

“Vice President,” when used with respect to the Issuer, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Equity Interests of which (other than directors’ qualifying shares) are owned by the Issuer or another Wholly-Owned Subsidiary.

Section 1.2 Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Acceleration Event”	6.2
“Action”	10.10(l)
“Additional Amounts”	2.15(b)
“Alternate Offer”	4.13(g)
“Applicable Premium Deficit”	8.8(2)
“Authentication Order”	2.2(c)
“CERCLA”	10.10(f)
“Change of Control Offer”	4.13(b)(2)
“Change of Control Payment Date”	4.13(b)(2)
“Change of Control Purchase Price”	4.13(a)
“Collateral Disposition Offer”	4.10(a)(4)
“Covenant Defeasance”	8.3
“Coverage Ratio Exception”	4.9(a)
“Deposit Trustee”	8.5
“Directing Holder”	6.7(a)
“Double-Dip Provision”	4.9(b)
“EDGAR”	4.3(d)
“Event of Default”	6.1
“Excess Collateral Proceeds”	4.10(a)(4)
“Excess Proceeds”	4.10(c)(2)
“Foreign Collateral”	10.10(h)

Term	Defined in Section
“Foreign Guarantors”	12.8
“Four-Quarter Period”	1.1 (“Consolidated Interest Coverage Ratio”)
“Hypothecary Representative”	10.1(d)
“Legal Defeasance”	8.2
“Maximum Amount”	11.4(b)(1)
“Net Proceeds Offer”	4.10(c)(1)
“Net Proceeds Offer Amount”	4.10(d)
“Net Proceeds Offer Period”	4.10(d)
“Net Proceeds Purchase Date”	4.10(d)
“New York UCC”	1.1 (“Excluded Assets”)
“Note Amount”	4.10(c)(1)
“Note Register”	2.3(a)
“Noteholder Direction”	6.7(a)
“Pari Passu Offer”	4.10(c)(2)
“Paying Agent”	2.3(a)
“Payor”	2.15(a)
“Performance References”	1.1 (“Derivative Instrument”)
“Permitted Indebtedness”	4.9(b)
“Position Representation”	6.7(a)
“Redesignation”	4.16(d)
“Refinanced Indebtedness”	1.1 (“Refinancing Indebtedness”)
“Registrar”	2.3(a)
“Reinstatement Date”	4.17(b)
“Relevant Taxing Jurisdiction”	2.15(a)
“Requisite Principal Amount”	10.10(l)
“Restricted Payment”	4.10(b)
“Restricted Payments Basket”	4.7(a)(3)
“Security Document Action”	10.7(d)
“stamp taxes”	2.15(c)
“Successor”	5.1(a)(1)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(b)
“Transaction Date”	1.1 (“Consolidated Interest Coverage Ratio”)
“transfer”	1.1 (“Asset Sale”)
“Upstream or Cross-Stream”	11.4(b)(1)
“Obligations”	11.4(b)(1)
“Verification Covenant”	6.7(a)

Section 1.3 Rules of Construction. Unless the context otherwise requires:

(a) a term defined in Sections 1.1 or 1.2 has the meaning assigned to it therein;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(g) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(h) “including” or “include” means including or include without limitation;

(i) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(k) unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and senior Indebtedness shall not be deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral;

(l) any reference in this Indenture to the Notes Collateral Agent holding, administering, enforcing or having a Lien on or security interest in Collateral shall be deemed to include a reference to the applicable Collateral Sub-Agent, to the extent such Collateral constitutes Designated Collateral held by such Collateral Sub-Agent pursuant to the Pari Passu Intercreditor Agreement;

(m) certain terms used primarily in Appendix A are defined in that Appendix; and

(n) where it relates to a Swiss Guarantor or a Swiss law governed Collateral, a reference to:

(i) receiver, custodian, liquidator or similar officer includes any (i) Sachwalter appointed in accordance with the Swiss Federal Act on Debt Enforcement and Bankruptcy, (ii) Liquidator appointed in accordance with the Swiss Code of Obligations or the Swiss Federal Act on Debt Enforcement and Bankruptcy; and (iii) Konkursamt, Konkursverwaltung or Sanierungsbeauftragter (including a supervisory authority acting in any such capacity) or any of its officials or employees, any Liquidator or Sachwalter or other officer appointed in accordance with the Swiss Federal Act on Debt Enforcement and Bankruptcy;

(ii) a liquidation, winding-up, administration or dissolution includes, without limitation: (i) bankruptcy (Konkurs), liquidation (Liquidation), composition with creditors or moratorium (Nachlassstundung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy, (b) bankruptcy (Konkurs), liquidation (Liquidation), composition with creditors or moratorium (Nachlassstundung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy and (iii) bankruptcy (Konkurs), liquidation (Liquidation), composition with creditors or moratorium (Nachlassstundung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy, (iv) a filing for the declaration of bankruptcy (Antrag auf Konkurseröffnung) or a formal declaration of bankruptcy (Konkurseröffnung) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy, (v) the filing for a request for a moratorium (Gesuch um Nachlasstundung) or a grant of a moratorium (provisorische oder definitive Nachlassstundung/Stundung/Notstundung) or protective measures (Schutzmassnahmen/sichernde Massnahmen) within the meaning of the Swiss Federal Act on Debt Enforcement and Bankruptcy and (v) a person being unable to pay its debts includes that person being in a state of inability to make payments (Zahlungsunfähigkeit) and being over-indebted (Überschuldung) within the meaning of article 725b of the Swiss Code of Obligations, unless a subordination (Rangrücktritt) within the meaning of article 725b para. 4, al. 1 of the Swiss Code of Obligations in an amount sufficient to cover the respective shortfall (Unterdeckung) is put in place.

Section 1.4 Dutch Terms.

(i) “The Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;

(ii) “constitutional documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(iii) a “winding-up,” “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(iv) a “liquidator” includes a curator; and

(v) an “administrator” includes a bewindvoerder.

Section 1.5 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee, the Notes Collateral Agent, the Issuer and the Guarantors, if made in the manner provided in this Section 1.4.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Notes Collateral Agent, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Issuer shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such board resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no request, demand, authorization, direction, notice, consent, waiver or other act by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) With respect to any Global Note, the Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the expiration date, if any, designated by the Issuer.

ARTICLE II

THE NOTES

Section 2.1 Form and Dating, Terms.

(a) Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture). The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A attached hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture), which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(c) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d) The Notes shall be subject to repurchase by the Issuer pursuant to a Collateral Disposition Offer or a Net Proceeds Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.13, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article III.

(e) An unlimited aggregate principal amount of Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.9 and Section 4.12; provided further that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall be issued as a separate series under this Indenture and shall have separate CUSIP and ISIN numbers from the Initial Notes. The Initial Notes and any Additional Notes, to the extent issued as part of the same series, shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Any Additional Notes shall be issued either pursuant to an Officer’s Certificate of the Issuer, pursuant to a resolution by the Board of Directors of the Issuer or pursuant to an indenture supplemental to this Indenture.

Section 2.2 Execution and Authentication.

(a) At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, electronic or facsimile signature. If an Officer whose signature is on a Note no longer holds that or any office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written request or order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d) The Trustee may appoint an Authenticating Agent acceptable to the Issuer to authenticate Notes in accordance Section 7.10. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authenticating Agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

(e) The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order from the Issuer (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,200,000,000, (b) subject to the terms of this Indenture, Additional Notes, and (c) any Unrestricted Global Notes (as defined in Appendix A) issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes. Upon receipt of a written order of the Issuer signed by one Officer of the Issuer, the Trustee shall authenticate Notes in substitution for Notes originally issued to reflect any name change of the Issuer.

Section 2.3 Registrar; Paying Agent.

(a) The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar. In acting hereunder and in connection with the Notes, the Paying Agent and the Registrar shall act solely as an agent of the Issuer and will not assume any fiduciary duty or other obligation towards or relationship of agency or trust for or with any of the owners or Holders of the Notes.

(b) The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.4 Paying Agent to Hold Money in Trust. Unless otherwise agreed with the Paying Agent, the Issuer shall, no later than 10:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of their action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by them as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer specified in Section 6.1(9), the Trustee shall serve as Paying Agent for the Notes.

Section 2.5 Holder Lists. The Trustee, for so long as it is acting as Registrar, shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders. Every Holder, by receiving and holding the same, agrees with the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent that none of the Issuer, the Guarantors, the Trustee or the Notes Collateral Agent or any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders, regardless of the source from which such information was derived.

Section 2.6 Transfers and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7), but the Issuer, the Trustee and/or the Agents may require payment of a sum sufficient to cover any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.10, 4.13 and 9.4).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at 9:00 a.m. (New York City time) on the day that is 15 days before the day of any selection of Notes for redemption in accordance with Section 3.2 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer, a Collateral Disposition Offer or a Net Proceeds Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a record date and the next succeeding interest payment date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.2, the Issuer shall execute, and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

(j) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.

Section 2.7 Replacement Notes. If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond, indemnity and/or security must be provided by the Holder that is sufficient in the judgment of the Trustee and/or the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.7, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in their discretion may, instead of issuing a new Note, pay such Note.

Section 2.8 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer or a Subsidiary of the Issuer will not be deemed to be outstanding to the extent specified in Section 3.7(c)(1).

(b) If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the New York Uniform Commercial Code.

(c) If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9 Treasury Notes. In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity. To the extent the Issuer acquires Notes, the Issuer may in its discretion, but is not required to, submit such Notes to the Trustee for cancellation.

Section 2.10 Temporary Notes. Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and upon receipt of an Authentication Order, the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange or for credit against any current or future sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Issuer have not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Issuer shall acquire any of the Notes, however, such acquisition shall not operate as a redemption, cancellation or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. If the Issuer or any of its Restricted Subsidiaries acquires any of the Notes, the Issuer and its Restricted Subsidiaries may, but are not required to, submit such Notes to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.11, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures. The Issuer may not issue new Notes or replace Notes that they have paid or that have been delivered to the Trustee for cancellation. The Trustee shall, at the Issuer’s written request, provide certification of the disposal of cancelled Notes.

Section 2.12 Interest and Defaulted Interest.

(a) Interest, if any, on the Notes which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note is registered at the close of business on the regular record date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 4.2; provided, however, that each installment of interest, if any, on the Notes may, at the Issuer’s option, be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 2.14 or to the address of such Person as it appears on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to interest payable on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

(b) If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest plus, to the extent lawful, interest payable on the defaulted interest, in any lawful manner to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.1. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 5 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date. At least 10 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(c) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

(d) If a deduction of taxes on account of Swiss Withholding Tax is required by law in respect of any interest payable under the Notes and should it be unlawful for the Payor to comply with Section 2.15 for any reason, where this would otherwise be required by the terms of Section 2.15, then:

(1) the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for by the Notes divided by one minus the rate at which the relevant deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant deduction is required to be made is for this purpose expressed as a fraction of one); and

(2) the Payor shall (A) pay the relevant interest at the adjusted rate in accordance with paragraph (1) above and (B) make the deduction on the interest so recalculated, and all references to a rate of interest under the Notes shall be construed accordingly.

Section 2.13 CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.14 Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 2.12) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

None of the Issuer, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of (i) the records relating to or payments made on account of any participants in the Depositary or any beneficial ownership interests of a Global Note, (ii) maintaining, supervising or reviewing any records maintained by any Depositary or participant therein or any other Person relating to such beneficial ownership interests, (iii) any consent given or other action taken by the Depositary or other Holder of a Note, as the registered holder thereof or (iv) or any act or omission of the Depositary.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Note or impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

Section 2.15 Additional Amounts.

(a) All payments required to be made by the Issuer under or with respect to the Notes or by any Guarantor under or with respect to a Guarantee (each of the Issuer or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes (which term, for purposes of this Section 2.15, also includes other governmental charges or, in each case, any related penalties and interest) imposed or levied by or on behalf of any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor, or in each case any political subdivision or taxing authority or agency thereof or therein (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

(b) If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1) any taxes that would not have been so imposed or withheld but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including such Holder or beneficial owner being a citizen, national or resident thereof, or being physically present or engaged in a trade or business therein or having a permanent establishment therein (other than, in each case, any connection arising solely from the acquisition, ownership or holding of any Note or any Guarantee of any Note, the receipt of any payments in respect of such Note or Guarantee or the exercise or enforcement of rights under such Note or Guarantee);

(2) any estate, inheritance, gift, sales, transfer, personal property or similar taxes;

(3) any taxes which are payable otherwise than by withholding or deduction from payments made on or with respect to the Notes or any Guarantee of the Notes ;

(4) any taxes that would not have been so imposed or levied if such Holder or the beneficial owner of any Note had complied with a reasonable written request by the Payor (made to the Holder at a time that would enable the Holder or beneficial owner acting reasonably to comply with such request) to make a declaration of nonresidence or any other claim or filing or satisfy certification, identification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled, if such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or official administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, such taxes;

(5) any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment (where presentation is required) within 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later (provided that notice of such payment is given to the Holder or beneficial owner), except to the extent that the Holder or beneficial owner or such other person would have been entitled to Additional Amounts had the Note been presented for payment on any day during the 30-day period);

(6) any taxes imposed on or with respect to any payment made under or with respect to such Note or Guarantee to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note;

(7) any taxes payable under Sections 1471-1474 of the Code, as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith or any law or regulation adopted pursuant to any such intergovernmental agreement or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(8) any U.S. federal withholding taxes imposed, withheld or deducted on any payment on or in respect of the Notes or any Guarantee of the Notes pursuant to applicable law;

(9) any taxes imposed or withheld under the laws of the Netherlands pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

(10) any taxes imposed or levied by reason of any combination of clauses (1) through (9) above.

(c) The Issuer and the Guarantors (as the case may be) will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto (referred to in this Section 2.15 as “stamp taxes”) that arise in or levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, initial resale, registration, or enforcement of the Notes, this Indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the Notes after the Issue Date).

(d) The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. The Payor will provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, to the Trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

(e) If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the Notes or the Guarantees, the Payor will deliver to the Paying Agent with a copy to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the Paying Agent and the Trustee in writing promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the Paying Agent to pay Additional Amounts to Holders or beneficial owners on the relevant payment date. The Payor shall also deliver a form of Additional Amounts notice that can be delivered to the registered Holders.

(f) Whenever in this Indenture, the Notes or any Guarantee of the Notes there is mentioned, in any context:

(1) the payment of principal;

(2) redemption prices or purchase prices in connection with a redemption or purchase of Notes;

(3) the payment of interest; or

(4) any other amount payable on or with respect to any of the Notes,

such reference will be deemed to include payment of Additional Amounts as described under this Section 2.15 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g) The obligations described under this Section 2.15 will survive any termination, defeasance or discharge of this Indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person to the Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in for tax purposes, or any jurisdiction from or through which any payment under, or with respect to, the Notes or any Guarantee of the Notes is made by or on behalf of such Payor, or any political subdivision or governmental authority thereof or therein having the power to tax.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.1 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least three Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption to the Holders, a notice setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date and (iii) aggregate principal amount of Notes to be redeemed. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

Section 3.2 Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee shall deem fair and appropriate (except that any Notes represented by a Global Note will be redeemed by such method as the Depositary may require) unless otherwise required by law or any applicable depositary or stock exchange requirements; provided, however, that no Notes of a principal amount of $2,000 in aggregate principal amount or less shall be selected for redemption in part.

On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture (including accrued and unpaid interest, if any, on the Notes to be redeemed to, but excluding, the redemption date). The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have minimum denominations larger than $2,000.

Section 3.3 Notice of Optional Redemption. The Issuer shall deliver or cause to be delivered in accordance with Section 12.2, a notice of optional redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least 15 days but not more than 60 days before a redemption date (except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a transaction effected pursuant to Article VIII). Any notice of redemption made in connection with a related transaction or event (including, without limitation, a Qualified Equity Offering, Change of Control, Asset Sale, financing or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if, as determined in good faith by the Issuer, any or all of such conditions will not be satisfied. If one or more conditions specified with respect to a redemption are not satisfied or waived or are delayed, the redemption date shall be deemed not to have occurred or shall be delayed, as applicable, for all purposes under this Indenture, and the Issuer shall give notice of such non-occurrence or delay to the Holders and to the Trustee. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The notice shall identify the Notes to be redeemed (including CUSIP numbers and corresponding ISINs, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least three Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. Any such request to the Trustee may be revoked or cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note. The notice of redemption issued pursuant to Section 3.7(a) need not set forth the Applicable Premium but only the manner of calculation thereof.

Section 3.4 Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.3, the Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions specified in the notice of redemption.

Section 3.5 Deposit of Redemption Price. On or before 10:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.

If Notes called for redemption or tendered in a Collateral Disposition Offer, Net Proceeds Offer or Change of Control Offer are paid or if the Issuer have deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Collateral Disposition Offer, Net Proceeds Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest, if any, shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest, if any, not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

Section 3.6 Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order from the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Section 3.7 Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to June 1, 2028, at the option of the Issuer, upon notice as provided in Section 3.3, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date). The Issuer will calculate the Treasury Rate and Applicable Premium and, prior to the redemption date, provide an Officer’s Certificate to the Trustee setting forth the Treasury Rate and the Applicable Premium and showing the calculation of each in reasonable detail. The Trustee shall be permitted to conclusively rely on such Officer’s Certificate and shall have no duty to confirm or verify such calculations.

(b) At any time or from time to time on or after June 1, 2028, the Issuer, at its option, may redeem the Notes, in whole or in part, upon notice as provided in Section 3.3, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on June 1 of the years indicated below:

Year	Redemption Price
2028	104.000%
2029	102.000%
2030 and thereafter	100.000%

(c) At any time or from time to time prior to June 1, 2028, the Issuer, at its option, may, on any one or more occasions, redeem up to 40.0% of the principal amount of the outstanding Notes issued under this Indenture (including any Additional Notes issued after the Issue Date), upon notice as provided in Section 3.3, in an amount not greater than the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 108.000% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date); provided that:

(1) at least 60.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date (including any Additional Notes but excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after giving effect to any such redemption; and

(2) the redemption occurs not more than 180 days after the date of the closing of any such Qualified Equity Offering.

Section 3.8 Optional Redemption for Changes in Withholding Taxes.

(a) The Issuer is entitled to redeem the Notes, at its option, at any time in whole but not in part, upon not less than 15 nor more than 60 days’ prior notice to the Holders (which notice shall be irrevocable), at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date), and all Additional Amounts, if any, then due or that will become due on the date of redemption as a result of the redemption or otherwise, in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts (but, in the case of a Guarantor, only if such amount could not be paid by the Issuer or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(1) a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or

(2) any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws or treaties (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which such change, amendment or introduction is publicly announced and becomes effective on or after the Issue Date (or, if the applicable Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction after the Issue Date, such a change that occurs after such later date), and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction). Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts and unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

(b) Prior to the giving of any notice of redemption described in Section 3.8(a), the Issuer will deliver to the Trustee an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied (including that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it). The Issuer will also deliver to the Trustee an opinion of an independent tax counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the Trustee will accept such Opinion of Counsel as sufficient evidence of the Payor’s obligation to pay such Additional Amounts, and it will be conclusive and binding on the Holders.

Section 3.9 Mandatory Redemption.

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE IV

COVENANTS

Section 4.1 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 10:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.2 Maintenance of Office or Agency.

(a) The Issuer will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided, however, no service of legal process may be made at any office of the Trustee.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3 hereof.

Section 4.3 Provision of Financial Information.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and to the Holders, within the time periods specified in the SEC’s rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to “accelerated filers” (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports; provided, however, that (i) in no event shall such reports be required to comply with Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC (except that summary financial information with respect to Non-Guarantor Subsidiaries of the type and scope included in the Offering Memorandum will be required), (ii) in no event shall such reports be required to comply with Regulation G promulgated by the SEC or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein, (iii) no such reports referenced under clause (2) above (other than reports referenced in clause (v) below) shall be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole, (iv) in no event shall such reports be required to include any information that is not otherwise similar to information currently included in the Offering Memorandum, other than with respect to reports provided under clause (2) above and (v) in no event shall reports referenced in clause (2) above be required to include as exhibits copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing Indebtedness material to the Issuer and its Subsidiaries and (y) historical and pro forma financial statements to the extent reasonably available and, in any case with respect to pro forma financial statements, to include only pro forma total assets, total debt, senior secured debt, revenues, operating income and capital expenditures in lieu thereof.

(b) If the Issuer has designated as an Unrestricted Subsidiary any of its Subsidiaries that would, individually or in the aggregate, constitute a Significant Subsidiary, then the quarterly and annual financial information required by the Section 4.3(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and the Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries of the Issuer.

(c) So long as any Notes are outstanding, the Issuer will also:

(1) not later than five Business Days after filing or furnishing a copy of each of the reports referred to in Section 4.3(a)(1) with the SEC or the Trustee, hold a conference call to discuss the results of operations for the relevant reporting period, with the opportunity to ask questions of management (the Issuer may satisfy the requirements of this Section 4.3(c)(1) by holding the required conference call within the time period required by this Section 4.3(c)(1) as part of any earnings call of the Issuer); and

(2) issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the date of the conference call required to be held in accordance with Section 4.3(c)(1), announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Issuer to obtain such information.

(d) The Issuer will be (i) deemed to have furnished such reports to the Holders if they maintain a customary website (such as Intralinks) on which the reports required by this Section 4.3 are posted along with details regarding the times and dates of conference calls required above and information on how to access such conference calls (provided that the Holders are given prior written notice of such practice before the first posting thereof) or (ii) deemed to have furnished such reports to the Trustee and the Holders if they file such reports electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system) (“EDGAR”) (and, in the case of the Trustee, notice will have been provided to the Trustee of such filing).

(e) For so long as any Notes remain outstanding and are not freely transferable, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Any Default or Event of Default arising from a failure to furnish on a timely basis any financial information required by this Section 4.3 will be deemed cured (and the Issuer will be deemed to be in compliance with this Section 4.3) upon furnishing such financial information (but without regard for the date on which such information is furnished; provided that such cure occurs prior to an acceleration of the Notes, with any such acceleration not annulled, rescinded or waived by such cure).

(g) Delivery of such reports and information described in this Section 4.3 to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice of any information contained therein or determinable from the information contained therein, including the Issuer’s or the Guarantors’ compliance with any covenants under this Indenture (as to which the Trustee is entitled to rely on an Officer’s Certificate). The Trustee shall not be obliged to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with its covenants hereunder or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture, or participate in any conference calls.

Section 4.4 Compliance Certificate. The Issuer shall deliver to the Trustee and the Notes Collateral Agent, within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2026, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether each has kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer are taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee and the Notes Collateral Agent, within 30 days after any Officer of the Issuer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.5 Taxes. The Issuer shall pay, and shall cause each of its respective Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.6 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7 Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to Section 4.7(b)(2) through Section 4.7(b)(12)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A) 50.0% of Consolidated Net Income of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) commencing on April 1, 2026 to, and including, the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit), plus

(B) 100.0% of (1) (i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Issuer or a Subsidiary of the Issuer), (y) Equity Interests of a Person (other than the Issuer or a Subsidiary of the Issuer) engaged in a Permitted Business and (z) other assets used in any Permitted Business, received by the Issuer or its Restricted Subsidiaries after the Issue Date, in each case as a contribution to the Issuer’s common equity capital or from the issue or sale of Qualified Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Equity Interests of the Issuer or convertible or exchangeable debt securities of the Issuer that have in each case been converted into or exchanged for such Qualified Equity Interests (other than (x) Equity Interests or debt securities sold to a Subsidiary of the Issuer or (y) net cash proceeds received by the Issuer from Qualified Equity Offerings to the extent applied to redeem the Notes in accordance with Section 3.7(c)), and (2) the aggregate net cash proceeds, if any, received by the Issuer or any of its Restricted Subsidiaries upon any conversion or exchange described in subclause (1) of this clause (B), plus

(C) with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the aggregate Restricted Investments made by the Issuer and its Restricted Subsidiaries in such Unrestricted Subsidiary prior to the time of such redesignation, plus

(D) to the extent not already included in Consolidated Net Income for such period, an amount equal to the sum, without duplication, of (1) if any Restricted Investment that was made by the Issuer or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) plus (2) the net reduction in such Restricted Investment resulting from (i) repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any of its Restricted Subsidiaries, (ii) other repurchases, repayments or redemptions of such Restricted Investments and (iii) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment, plus

(E) the amount by which Indebtedness of the Issuer or its Restricted Subsidiaries is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any such Indebtedness for Equity Interests (other than Disqualified Equity Interests) of the Issuer (less the amount of any cash, or the Fair Market Value of any other property (other than such Equity Interests), distributed by the Issuer upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary), together with the net proceeds, if any, received by the Issuer or any of its Restricted Subsidiaries upon such conversion or exchange, plus

(F) 100% of any dividends or distributions received by the Issuer or any of its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income of the Issuer for such period.

(b) Notwithstanding the foregoing, Section 4.7(a) shall not prohibit:

(1) the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration or issuance of the notice of redemption thereof if, on the date of declaration or issuance of the notice of redemption, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Indenture;

(2) any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance and sale of Qualified Equity Interests (an issuance or sale being deemed substantially concurrent if the Restricted Payment occurs within 90 days after the issuance or sale);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.9 and the other terms of this Indenture;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) at a purchase price not greater than 101.0% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.13 or (b) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer, Collateral Disposition Offer or Net Proceeds Offer, as applicable, as provided in such Section 4.13 or Section 4.10 with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer, Collateral Disposition Offer or Net Proceeds Offer;

(5) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their heirs, family members, spouses, former spouses, transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $25.0 million during any calendar year, plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this Section 4.7(b)(5), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this Section 4.7(b)(5); and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees of the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.7 or any other provision of this Indenture;

(6) (A) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Issuer or other convertible securities (or other similar arrangements to acquire Equity Interests) to the extent such Equity Interests of the Issuer represent a portion of the exercise or exchange price thereof and (B) any repurchase, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer made in lieu of withholding taxes in connection with any exercise, vesting or exchange of stock options, restricted stock, restricted stock units, performance stock units, warrants or similar rights or other equity compensation;

(7) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, dividends or distributions on Disqualified Equity Interests of the Issuer or any Restricted Subsidiary or on any Preferred Stock of any Restricted Subsidiary, in each case, which Preferred Stock or Disqualified Equity Interests were issued in compliance with Section 4.9 to the extent such dividends or distributions are included in the definition of Consolidated Interest Expense;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or its Restricted Subsidiaries to allow

(A) the payment of cash in lieu of fractional Equity Interests of the Issuer or (B) the repurchase, redemption or other acquisition or retirement for value by the Issuer of fractional Equity Interests arising out of dividends, splits or combinations, business combinations or other transactions permitted by this Indenture;

(9) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation, amalgamation, reorganization or transfer of assets that complies with Section 5.1;

(10) cash distributions by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer;

(11) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payment of other Restricted Payments from time to time in an aggregate amount since the Issue Date not to exceed the greater of (i) $100.0 million and (ii) 12.5% of Consolidated Adjusted EBITDA;

(12) Restricted Payments to the Issuer or any Restricted Subsidiary (or, in the case of non-Wholly-Owned Subsidiaries, to the Issuer and to each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of the Issuer or such Restricted Subsidiary) based on their relative ownership interests;

(13) Restricted Payments in connection with the issuance of Equity Interests to management or employees pursuant to and in accordance with compensation agreements with such management or employees of the Issuer and its Subsidiaries in such reasonably estimated amounts as are necessary to satisfy the tax obligations of such management or employees (including estimated tax payments) as a result of the issuance of such Equity Interests;

(14) any Restricted Payment if (A) no Default or Event of Default shall have occurred and be continuing immediately prior to making such Restricted Payment or would result therefrom and (B) the Total Net Leverage Ratio, on a pro forma basis, is less than or equal to 3.75 to 1.00; provided, however, that, solely with respect to any Restricted Payments pursuant to clauses (1) and (2) of the definition of Restricted Payments, the Total Net Leverage Ratio, on a pro forma basis, shall instead be less than or equal to 3.00 to 1.00; and

(15) the payment of dividends to the holders of the Issuer’s Common Stock in an amount not to exceed $0.08 per share per quarter (subject to proportionate adjustment for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions);

provided that no issuance and sale of Qualified Equity Interests used to make a payment pursuant to Section 4.7(b)(2) or Section 4.7(b)(5)(B) above shall increase the Restricted Payments Basket to the extent of such payment.

(c) For purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made. The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the assets or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Notwithstanding anything to the contrary set forth herein, in no event shall the Issuer or any Guarantor be permitted to make a disposition or Investment in the form of a transfer of Material Assets to any Non-Guarantor Subsidiary or Affiliate of the Issuer that is not a Guarantor; provided that the Issuer and its Restricted Subsidiaries shall be permitted to (i) grant non-exclusive licenses in the ordinary course of business on arm’s length terms and (ii) sell inventory and dispose of obsolete or worn-out assets in the ordinary course of business.

Section 4.8 Restricted Use of Proceeds in Switzerland. The Issuer and any other Guarantor shall ensure that no proceeds borrowed under the Notes will be used in a manner which would constitute a detrimental “use of proceeds in Switzerland” as interpreted by Swiss tax authorities for purposes of Swiss Withholding Tax, unless and until such time as a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained confirming, based on correct and up to date facts and circumstances at all times, that such use of proceeds of the Notes is permitted without interest payments under any Notes Document becoming subject to Swiss Withholding Tax.

Section 4.9 Limitation on Additional Indebtedness.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the Issuer’s Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding the above, each of the following incurrences of Indebtedness shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer or any Guarantor under one or more Debt Facilities in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) and any guarantees thereunder not to exceed the sum of (a) $2,000.0 million and (b) the greater of (i) $400.0 million and (ii) 50.0% of the Issuer’s Consolidated Adjusted EBITDA determined as of the time of incurrence;

(2) Indebtedness represented by:

(A) the Initial Notes and related Guarantees (excluding any Additional Notes and related Guarantees); and

(B) additional Pari Passu Notes Lien Indebtedness or Junior Lien Indebtedness in an aggregate principal amount (including any other then-outstanding Pari Passu Notes Lien Indebtedness (other than the Notes and the Revolving Credit Facility Obligations)) not to exceed an amount such that, after giving effect to such incurrence and the use of proceeds thereof, the Pari Passu Lien Net Leverage Ratio would not exceed 3.50 to 1.00;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries to the extent outstanding on the Issue Date (including the Existing Notes) (other than Indebtedness referred to in Section 4.9(b)(1) and Section 4.9(b)(2)(A));

(4) guarantees by (a) the Issuer or any Guarantor of Indebtedness, which Indebtedness is permitted to be incurred by the Issuer or any Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantees, as the case may be, and (b) Non-Guarantor Subsidiaries of Indebtedness incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

(5) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary in the ordinary course of business and not for speculation purposes, including any obligations with respect to letters of credit issued in connection therewith;

(6) Indebtedness of the Issuer owed to and held by another Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided, however, that

(A) if the Issuer is the obligor on Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes;

(B) if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; and

(C) (i) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Issuer or any other Restricted Subsidiary; and (ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or any other Restricted Subsidiary shall be deemed, in each case of this Section 4.9(b)(6)(C), to constitute an incurrence of such Indebtedness not permitted by this Section 4.9(b)(6);

(7) Indebtedness in respect of workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal, deposit or surety bonds, in the ordinary course of business, including guarantees or obligations or reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit supporting such workers’ compensation claims, obligations to direct and indirect tax authorities and agencies, warehouse or manufacturing facility or receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds, or other similar obligations, including, in the case of each of the above, those incurred to secure health, disability and other employee benefits (whether to current or former employees) and safety and environmental obligations, in the ordinary course of business;

(8) Purchase Money Indebtedness incurred by the Issuer or any Guarantor in an aggregate principal amount, taken together with Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding the greater of (a) $400.0 million and (b) 50.0% of the Issuer’s Consolidated Adjusted EBITDA determined at the time of incurrence; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or with respect to Indebtedness incurred pursuant to Section 4.9(b)(2), Section 4.9(b)(3) or Section 4.9(b)(8) above, this Section 4.9(b)(11) or Section 4.9(b) (13), Section 4.9(b)(15), Section 4.9(b)(16) or Section 4.9(b)(24) below;

(12) indemnification, adjustment of purchase or acquisition price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiaries for the purpose of financing such acquisition;

(13) additional Indebtedness of the Issuer or any Guarantor in an aggregate principal amount which, when taken together with Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding, the greater of (a) $400.0 million and (b) 50.0% of the Issuer’s Consolidated Adjusted EBITDA determined at the time of incurrence;

(14) Indebtedness in respect of Specified Cash Management Agreements entered into in the ordinary course of business;

(15) Indebtedness of Persons incurred and outstanding on the date on which such Person (or its assets) was acquired by the Issuer or any Restricted Subsidiary, or merged or consolidated with or into the Issuer or any Restricted Subsidiary, and Indebtedness incurred by the Issuer or any Restricted Subsidiary in order to finance and consummate one or more acquisitions, mergers, amalgamations or consolidations; provided, however, that at the time such Person or assets are acquired by the Issuer or a Restricted Subsidiary, or merged or consolidated with the Issuer or any Restricted Subsidiary, or at the time of such merger, amalgamation, acquisition or consolidation, and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this Section 4.9(b)(15) and any other related Indebtedness and the use of proceeds thereof, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such acquisition, merger, amalgamation or consolidation;

(16) Indebtedness of Non-Guarantor Subsidiaries in an aggregate principal amount which, when taken together with Refinancing Indebtedness in respect thereof, may not exceed at any time outstanding $250.0 million as of the date any such Indebtedness is incurred; provided that any Indebtedness incurred pursuant to this Section 4.9(b)(16) may only be incurred in good faith for bona fide business purposes and not for any transaction or series of transactions which is for the purpose of materially reducing the value of the Collateral or disadvantaging the Holders in respect of their rights as creditors relative to other creditors;

(17) [reserved];

(18) Indebtedness to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge the Notes in their entirety in accordance with this Indenture;

(19) customer or licensee deposits, advance payments or prepayments received from customers for goods or services purchased, or from licensees in connection with licenses of Intellectual Property granted by the Issuer, and any refund obligations related thereto, in each case, incurred in good faith for bona fide business purposes;

(20) Indebtedness issued to future, current or former officers, directors, managers and employees, consultants and independent contractors of the Issuer or any Restricted Subsidiary or any direct or indirect parent thereof, their respective estates, heirs, family members, spouse or former spouses, in each case to finance the purchase or redemption of Equity Interests of any direct or indirect parent permitted by Section 4.7;

(21) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(22) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(23) Indebtedness supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit;

(24) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures; provided that the aggregate outstanding principal amount of such Indebtedness, taken together with Refinancing Indebtedness in respect thereof, may not exceed the greater of (a) $100.0 million and (b) 12.5% of Consolidated Adjusted EBITDA as of the date any such Indebtedness is incurred;

(25) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(26) Indebtedness incurred under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) used for the purpose of Article 2:403 Dutch Civil Code (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to Article 2:404(2) Dutch Civil Code) and issued by the Issuer in respect of any of its wholly-owned Subsidiaries;

(27) Indebtedness incurred under any joint and several liability arising as a result of (the establishment of) a fiscal unity (fiscale eenheid) between members of the Issuer’s group incorporated in the Netherlands; and

(28) the incurrence by the Issuer or any of its Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary of the Issuer or any joint venture but only to the extent that such liability is the result of the pledge of (or a Guarantee limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary or joint venture held by the Issuer or such Restricted Subsidiary to secure such Indebtedness and solely to the extent such Indebtedness constitutes Non-Recourse Debt.

Notwithstanding anything to the contrary herein or in any Notes Document, any Indebtedness (including intercompany loans and Guarantees of Indebtedness) incurred after the Issue Date owed by the Issuer or a Guarantor to any Non-Guarantor Subsidiary shall be subordinated in right of payment to the Obligations under this Indenture and the Notes (this clause, the “Double-Dip Provision”) pursuant to an intercompany subordination agreement.

(c) For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in Section 4.9(b)(1) through Section 4.9(b)(28) or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide or classify such Indebtedness in more than one of the types of Indebtedness described (including in part in one category and in part in another category, including the Coverage Ratio Exception) and may later divide or reclassify any item of Indebtedness described in Section 4.9(b)(1) through Section 4.9(b)(28) or incurred pursuant to the Coverage Ratio Exception (provided that at the time of reclassification it meets the criteria in such category or categories; provided further that any Indebtedness incurred under the Revolving Credit Facility as of the Issue Date shall be deemed to have been incurred under Section 4.9(b)(1) and may not be reclassified). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.9, (i) guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) The accrual of interest or Preferred Stock or Disqualified Equity Interests dividends or distributions, the accretion or amortization of accreted value or original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends or distributions on Preferred Stock or Disqualified Equity Interests in the form of additional shares and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness under this Section 4.9; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued to the extent required by the definition thereof.

(e) For the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, together with the amount of accrued and unpaid interest and any premium payable to the holders of such refinanced Indebtedness. Notwithstanding any other provision of this Section 4.9, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur under this Section 4.9 will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Indebtedness is denominated that is in effect on the date of such refinancing.

(f) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.9, the Issuer shall be in Default of this Section 4.9).

(g) The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness (including Acquired Indebtedness) is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Section 4.10 Limitation on Asset Sales. (a)

(1) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale of Collateral unless:

(A) The Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Sale) of the Collateral subject to such Asset Sale;

(B) at least 75.0% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Replacement Assets of a type which would constitute Collateral in the case of an Asset Sale of Collateral (which is thereupon with their acquisition added to the Collateral securing the Notes) or (D) any combination of the foregoing; and

(C) to the extent that any consideration from such Asset Sales received by the Issuer or such Restricted Subsidiary, as the case may be, consists of securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes in the manner provided for in this Indenture or any of the Security Documents.

In the case of any Asset Sale of Collateral pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of Section 4.10(a)(1)(A) or Section 4.10(a)(1)(B).

(2) If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale of Collateral is converted into, or sold or otherwise disposed of for, cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10.

(3) Subject to the terms of the Pari Passu Intercreditor Agreement, within 365 days of the date of such Asset Sale of Collateral, the Issuer or any Guarantor, as the case may be, may (A) use any Net Available Proceeds received from Asset Sales of Collateral to repay, redeem, retire, defease, replace, refinance or repurchase Pari Passu Secured Obligations; provided that if the Issuer or a Restricted Subsidiary repays, redeems or repurchases any Pari Passu Secured Obligations other than the Notes or Revolving Credit

Facility Obligations, the Issuer or such Restricted Subsidiary must equally and ratably redeem or repurchase (or offer to repurchase) the Notes, at the Issuer’s option, as provided for under Section 3.7, through open market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued and unpaid interest, if any) or by making an offer to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any (and such offer shall be deemed for purposes of this covenant to be a use of proceeds from an Asset Sale equal to the aggregate amount of Net Available Proceeds offered to the Holders, whether or not the offer is accepted by any or all Holders) or (B) invest any Net Available Proceeds received from Asset Sales of Collateral in Replacement Assets that would constitute Collateral, which Replacement Assets are concurrently with their acquisition added to the Collateral securing the Notes; provided, however, that in connection with any prepayment, repayment or purchase of Pari Passu Secured Obligations pursuant to Section 4.10(a)(1), the Issuer or such Guarantor will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased (other than Indebtedness under an asset-based debt facility, so long as the asset sold in such Asset Sale constituted part of the borrowing base of such facility prior to such Asset Sale).

(4) Any Net Available Proceeds from Asset Sales of Collateral that are not applied or invested as provided in this Section 4.10(a) will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $30.0 million, the Issuer will be required to make an offer (a “Collateral Disposition Offer”) to all Holders to purchase the maximum principal amount of the Notes (on a pro rata basis, subject to adjustments to maintain the authorized denomination of the Notes) and, if required by the terms of any other Pari Passu Notes Lien Indebtedness, to the holders of such Pari Passu Notes Lien Indebtedness(on a pro rata basis), to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Pari Passu Notes Lien Indebtedness, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, in accordance with the procedures set forth in this Indenture in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof with respect to the Notes. To the extent that the aggregate amount of Notes validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer (together with, if required by the terms of any other Pari Passu Notes Lien Indebtedness, the amount of Pari Passu Notes Lien Indebtedness tendered pursuant to any similar requirement), is less than the Excess Collateral Proceeds, the Issuer may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by Holders and, if required by the holders of Pari Passu Notes Lien Indebtedness, holders of any Pari Passu Notes Lien Indebtedness exceeds the amount of Excess Collateral Proceeds, the Notes and the Pari Passu Notes Lien Indebtedness to be purchased shall be selected by the Issuer on a pro rata basis (subject to adjustments to maintain the authorized denomination of the Notes) on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes Lien Indebtedness. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero. The Issuer may, in its sole discretion, make a Collateral Disposition Offer if Excess Collateral Proceeds are less than $30.0 million and prior to 365 days after an Asset Sale of Collateral.

(5) Pending the final application of any such Net Available Proceeds in accordance with Section 4.10(a)(3) and Section 4.10(a)(4), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

(b)

(1) The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale (other than Asset Sales of Collateral, which shall be treated in the manner set forth in Section 4.10(a)) unless:

(A) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Sale) of the Equity Interests or assets subject to such Asset Sale;

(B) either (x) at least 75.0% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or a combination thereof or (y) the Fair Market Value of the aggregate of all non-cash consideration for all Asset Sales since the Issue Date would not exceed 50.0% of the Consolidated Adjusted EBITDA of the Issuer after giving effect to such Asset Sale; provided that

(i) in the case of any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of Section 4.10(b)(1)(A) or this Section 4.10(b)(1)(B);

(ii) if at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10; and

(C) within 365 days following such Asset Sale, an amount equal to 100% of the Net Available Proceeds from such Asset Sale is applied by the Issuer or such Restricted Subsidiary, as the case may be, as follows (it being understood that actions under Section 4.10(b)(1)(C)(ii), Section 4.10(b)(1)(C)(iii) or Section 4.10(b)(1)(C)(iv) may occur prior to actions under Section 4.10(b)(1)(C)(i) during such 365-day period):

(i) to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness) to prepay, repay or purchase Indebtedness (other than Disqualified Equity Interests or Subordinated Indebtedness) (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer, unless such Affiliate only sells its pro rata portion of any Notes acquired by the Issuer in any open market purchases or pursuant to any offer to purchase Notes) within 365 days after the date of such Asset Sale;

(ii) to the extent the Issuer or such Restricted Subsidiary elects to acquire all or substantially all of the properties and assets of a Person in a Permitted Business, to acquire any capital stock of a Person in a Permitted Business if said Person becomes a Restricted Subsidiary, to acquire other assets that are used or useful in a Permitted Business, to make an Investment in assets that will be used or useful in a Permitted Business or to reinvest in assets of or usable in a Permitted Business (including equity securities of a Permitted Business) (including by means of an investment in such assets by a Restricted Subsidiary with Net Available Proceeds received by the Issuer or another Restricted Subsidiary) within 365 days from the date of such Asset Sale;

(iii) to the extent the Issuer or such Restricted Subsidiary elects to make an investment in a capital expenditure used or useful in a Permitted Business within 365 days after the date of such Asset Sale; and

(iv) to make an offer to purchase the Notes and any Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, to, but excluding, the purchase date;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to Section 4.10(b)(1)(C)(i) or Section 4.10(b)(1)(C)(iv), the Issuer or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased (other than Indebtedness under an asset-based debt facility, so long as the asset sold in such Asset Sale constituted part of the borrowing base of such facility prior to such Asset Sale); provided further any prepayment, repayment or purchase of Junior Lien Indebtedness and/or Capital Markets Debt pursuant to Section 4.10(b)(1)(C)(i) shall be deemed to be a “Restricted Payment” and shall only be allowed to the extent permitted by and in accordance with Section 4.7; provided further that pending the final application of any such Net Available Proceeds in accordance with this Section 4.10(b)(1)(C), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

(2) In the case of Section 4.10(a)(3) or under Section 4.10(b)(1)(C)(ii) or under Section 4.10(b)(1)(C)(iii), if, during the 365-day period following the date of the Asset Sale, the Issuer or such Restricted Subsidiary enters into a written agreement committing it to apply such Net Available Proceeds in accordance with the requirements of Section 4.10(a)(3) or Section 4.10(b)(1)(C)(ii) after such 365-day period, then such 365-day period will be extended with respect to the amount of Net Available Proceeds so committed for a period not to exceed 180 days, until such Net Available Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be.

(c) In the event of an Asset Sale that requires the purchase of Notes or in which the Issuer elects to purchase Notes pursuant to Section 4.10(b)(1) (C)(iv) above, the Issuer will be required to apply such Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(1) the Issuer will make an offer to purchase (a “Net Proceeds Offer”) within ten Business Days of such time from all Holders in accordance with the procedures set forth in this Indenture in the maximum principal amount of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness; and

(2) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuer will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, to, but excluding, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture with respect to the Net Proceeds Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Indebtedness tendered pursuant to the Net Proceeds Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Issuer for use in accordance with any corporate purpose to the extent consistent with any other applicable provision of this Indenture. The Issuer shall only be required to make a Net Proceeds Offer for Notes pursuant to this Section 4.10 if the Net Available Proceeds available therefor (after application of the proceeds as provided in clauses Section 4.10(b)(1)(C)(i), Section 4.10(b)(1)(C)(ii) and Section 4.10(b)(1)(C)(iii)) (the “Excess Proceeds”) exceeds $30.0 million (and any lesser amounts shall be carried forward for purposes of determining whether a Net Proceeds Offer is required with respect to the Net Available Proceeds from any subsequent Asset Sale). Upon completion of any such Net Proceeds Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer may, in its sole discretion, make a Net Proceeds Offer if Excess Proceeds are less than $30.0 million and prior to 365 days after an Asset Sale.

(d) The Collateral Disposition Offer or Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Issuer will purchase the principal amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, required to be purchased pursuant to this Section 4.10 (the “Net Proceeds Offer Amount”) or, if less than the Net Proceeds Offer Amount has been so validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or Net Proceeds Offer, as applicable.

(e) If the Net Proceeds Purchase Date is on or after an interest record date and on or before the related interest payment date, then with respect to Holders who have tendered their Notes for purchase pursuant to a Collateral Disposition Offer or Net Proceeds Offer, any accrued and unpaid interest will be paid on such Net Proceeds Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders with respect to Notes tendered pursuant to the Collateral Disposition Offer or Net Proceeds Offer.

(f) On or before the Net Proceeds Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis (subject to adjustments to maintain the authorized denomination of the Notes) to the extent necessary, the Net Proceeds Offer Amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, or portions of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn, in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof in the case of the Notes. The Issuer or the applicable tender agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Net Proceeds Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and, in the case of Notes in non-global form, the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an authentication order from the Issuer, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Collateral Disposition Offer or Net Proceeds Offer, as the case may be, on the Net Proceeds Purchase Date.

(g) For purposes of Section 4.10(a)(1)(B) and Section 4.10(b)(1)(B) and for no other purpose, the following shall be deemed to be cash:

(1) the amount (without duplication) of any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) (other than Subordinated Indebtedness or intercompany Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to a written agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor;

(2) the amount of any securities, notes or other obligations received from such transferee that are within 180 days after such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash actually so received);

(3) any assets or Equity Interests of the kind referred to in Section 4.10(b)(1)(C)(ii) and Section 4.10(b)(1)(C)(iii);

(4) accounts receivable of a business retained by the Issuer or any Restricted Subsidiary, as the case may be, following the sale of such business; provided that such accounts receivable (i) are not past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable; and

(5) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 4.10(g)(5), not to exceed an amount equal to the greater of (i) $200.0 million and (ii) 25.0% of the Issuer’s Consolidated Adjusted EBITDA (determined at the time of receipt of such Designated Non-cash Consideration), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(h) Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.13 and/or Section 5.1 and not by this Section 4.10.

(i) The Issuer shall determine in its sole discretion in good faith whether, and to what extent, the Net Available Proceeds of an Asset Sale are attributable to Collateral or is invested in Collateral, taking into account all relevant factors. In the event that Collateral and other assets not constituting Collateral are disposed of in a single transaction or series of related transactions in which the aggregate sales price or purchase price is not allocated between Collateral and other assets not constituting Collateral, including in connection with the sale of a Guarantor which owns assets constituting both Collateral and assets not constituting Collateral, then, solely for purposes of this Indenture, the portion of the aggregate sales price deemed to be Net Available Proceeds from Collateral, on the one hand, and other assets not constituting Collateral, on the other hand, or the portion of the purchase price deemed to be invested in Collateral or other assets not constituting Collateral, as the case may be, shall be allocated by the Issuer in its sole discretion in good faith, taking into account all relevant factors.

(j) The Issuer shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Collateral Disposition Offer or a Net Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11 [Reserved].

Section 4.12 Limitation on Liens.

(a) The Issuer and each Guarantor shall not, and the Issuer shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind (other than Permitted Liens) upon any of their property or assets (including Equity Interests of any Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness.

(b) If the Issuer or any Guarantor, directly or indirectly, shall create, incur, assume or permit or suffer to exist any Lien of any kind upon any of their property or assets (including Equity Interests of any Subsidiary) not constituting Collateral, whether owned at the Issue Date or thereafter acquired, (x) in the case of Liens securing Pari Passu Notes Lien Indebtedness (including the Revolving Credit Facility Obligations), the Issuer or such Guarantor, as the case may be, shall, contemporaneously with the incurrence of such Lien, grant at least a first-priority Lien, subject to Permitted Liens, upon such property or asset as security for the Notes and the Guarantees pursuant to the Pari Passu Intercreditor Agreement and any other applicable intercreditor agreement, and (y) in the case of Liens securing Junior Lien Obligations, the Issuer or such Guarantor, as the case may be, shall, contemporaneously with the incurrence of such Lien, grant a priority Lien relative to such Junior Lien Obligations subject to Permitted Liens, upon such property or asset as security for the Notes and the Guarantees pursuant to the Junior Lien Intercreditor Agreement or other applicable intercreditor agreement.

(c) Any such Lien granted to secure the Notes pursuant to Section 4.12(b) on property or assets shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under this Indenture, in which case such Liens shall only be discharged and released upon payment of the Notes or cessation of such Default or Event of Default) or (ii) in the case of any such Lien in favor of any Guarantee, upon the termination and discharge of such Guarantee in accordance with the terms of this Indenture.

Section 4.13 Offer to Purchase upon Change of Control.

(a) Upon the occurrence of any Change of Control, unless the Issuer has issued a notice of redemption with respect to all of the Notes previously or concurrently as described in Section 3.7, each Holder will have the right, except as provided below, to require that the Issuer purchases all or any portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

(b) Not later than 30 days following any Change of Control, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1) describing the transaction or transactions that constitute the Change of Control;

(2) offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3) describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

(c) On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) deposit with the applicable tender agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered;

(2) accept for payment all Notes or portions of Notes (of a minimum of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(d) The applicable tender agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and, in the case of non-global forms of Notes, upon receipt of written instruction from the Issuer, the Trustee will promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(e) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, then with respect to Holders who have tendered their Notes for purchase pursuant to the Change of Control Offer, any accrued and unpaid interest, if any, to, but excluding, the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(f) A Change of Control Offer will be required to remain open for at least 20 Business Days or for such longer period as is required by applicable law. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the date of purchase.

(g) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer, (ii) a notice of redemption with respect to all outstanding Notes has been given pursuant to this Indenture as described in Section 3.7 unless or until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any publicly announced Change of Control, the Issuer has made an offer to purchase (such offer to purchase described in this Section 4.13(g)(iii), an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(h) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Alternate Offer, as applicable, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Purchase Price or Alternate Offer price, as applicable, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

(i) The Issuer will comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act, and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

(j) The provisions in this Section 4.13 may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(k) Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control, whether or not later than 60 days from the date the Change of Control Offer notice is delivered as described above.

Section 4.14 Corporate Existence. Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of the Guarantors, in accordance with the respective organizational documents (as the same may be amended from time to time) the Issuer or any such Guarantor; and

(2) the rights (charter and statutory), licenses and franchises of the Issuer and the Guarantors; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Guarantors, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Additional Guarantees.

(a) If any Restricted Subsidiary (other than any Guarantor (including the Post-Closing Guarantors) or any Excluded Subsidiary) shall guarantee any Indebtedness in excess of $100.0 million in aggregate principal amount of the Issuer or any Guarantor under any Debt Facility (including the Revolving Credit Facility) after the Issue Date, then the Issuer shall, within 20 Business Days thereof, cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B attached hereto, pursuant to which such Restricted Subsidiary shall become a Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations described under Article XI. Any Guarantee that is required pursuant to this Section 4.15 will be automatically released upon the release of the applicable Restricted Subsidiary from its liability with respect to all Indebtedness of the Issuer and the Guarantors.

(b) Each Restricted Subsidiary that becomes a Guarantor on or after the Issue Date shall, also within 20 Business Days thereof, become a party to the applicable Security Documents, the Pari Passu Intercreditor Agreement and, to the extent required by this Indenture, shall as promptly as practicable execute and deliver such security instruments, financing statements or analogous filings, certificates, Officer’s Certificates and Opinions of Counsel (to the extent, and substantially in the form, delivered on the Issue Date) as may be necessary to vest in the Notes Collateral Agent or the applicable Collateral Sub-Agent (as the case may be) a perfected first-priority Lien (subject to Permitted Liens) in properties and assets that constitute Collateral as security for the Notes or the Guarantees and as may be necessary to have such properties or assets added to the applicable Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral (including, without limitation, those set forth in Article X) shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c) Notwithstanding the foregoing, a Foreign Subsidiary is not required to become a Guarantor hereunder if the accession of such Subsidiary as a Guarantor could be expected (in good faith by the Issuer but in its sole discretion) to result in material adverse tax consequences to the Issuer and its Restricted Subsidiaries and so long as the Issuer’s ability to receive payment in full with respect to the Obligations under this Indenture and the Notes will not be impaired (it being understood that the materiality of such adverse tax consequences of guaranteeing the Notes by such Foreign Subsidiary shall be analyzed with respect to the incremental tax burden of the Guarantee of the Notes and not the initial Guarantee of Indebtedness by such Foreign Subsidiary).

Section 4.16 Limitation on Designation of Unrestricted Subsidiaries. (a) The Board of Directors of the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary or a Person becoming a Subsidiary through merger, amalgamation or consolidation or Investment therein) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.7, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date; and

(3) such Designation is made for a legitimate business purpose.

(b) No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless:

(1) all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, consist of Non-Recourse Debt, except for the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, and except for any guarantee of Indebtedness of such Subsidiary by the Issuer or a Restricted Subsidiary that is permitted as both an incurrence of Indebtedness and an Investment (in each case in an amount equal to the amount of such Indebtedness so guaranteed) permitted by Section 4.7 and Section 4.9;

(2) on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are not materially less favorable to the Issuer or the Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time from Persons who are not Affiliates of the Issuer; and

(3) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such Person or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results.

(c) Any such Designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such Designation and an Officer’s Certificate certifying that such Designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.9 or the Lien is not permitted under Section 4.12, the Issuer shall be in default of the applicable covenant.

(d) The Board of Directors of the Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

Any such Redesignation shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such Redesignation and an Officer’s Certificate certifying that such Redesignation complies with the foregoing conditions.

Notwithstanding the foregoing, no Subsidiary may be designated as an Unrestricted Subsidiary if (a) such Subsidiary owns or exclusively licenses any Material Assets at the time of designation or (b) after such designation, it would be a “Restricted Subsidiary” for the purpose of (or otherwise subject to the covenants governing) any Material Indebtedness for borrowed money that is secured on an equal and ratable basis with the Notes.

Section 4.17 Effectiveness of Covenants.

(a) Following the first day (such date, a “Suspension Date”) on which:

(1) the Issuer has achieved Investment Grade Status; and

(2) no Default or Event of Default has occurred and is continuing under this Indenture,

The Issuer and its Restricted Subsidiaries will not be subject to the provisions of this Indenture summarized under the headings below (collectively, the “Suspended Covenants”):

(i) Section 4.7;

(ii) Section 4.9;

(iii) Section 4.10(b);

(iv) Section 4.15 (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date);

(v) Section 4.16; and

(vi) Section 5.1(a)(3).

(b) If at any time after a Suspension Date, the Issuer ceases to have such Investment Grade Status or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Issuer subsequently achieves Investment Grade Status and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Issuer maintains Investment Grade Status and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(c) On the Reinstatement Date, (i) all Indebtedness incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified under Section 4.9(b)(3) and (ii) any Investment made after the Suspension Date will be deemed to have been made on the Issue Date, so that it is classified under clause (14) of the definition of Permitted Investment. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.7 will be made as though Section 4.7 had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.7(a).

(d) During any period when the Suspended Covenants are suspended, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e) Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Issuer will provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to monitor or independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder of the Notes upon written request.

ARTICLE V

SUCCESSORS

Section 5.1 Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, consolidate, or merge with or into another Person (whether or not the Issuer is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Issuer and its Restricted Subsidiaries (taken as a whole), as applicable, to any Person unless:

(1) either:

(A) the Issuer will be the surviving or continuing Persons; or

(B) the Person (if other than the Issuer, as applicable) formed by or surviving or continuing from such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any state in the United States or the District of Columbia, and the Successor expressly assumes by agreement all of the obligations of the Issuer under the Notes and this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement and the Successor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; provided that if the Successor is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee;

(2) immediately after giving effect to such transaction and the assumption of the obligations as set forth in Section 5.1(a)(1)(B) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in Section 5.1(a)(1)(B) and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (i) the Issuer or its Successors could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio prior to such transaction; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that such merger, consolidation or transfer and such agreements, amendments, supplements or other instruments (if any) and/or supplemental indenture (if any) comply with this Indenture and the Security Documents and that all covenants and conditions precedent to the execution and delivery of such agreements and/or supplemental indenture have been satisfied.

For purposes of this Section 5.1, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) Except in circumstances under which this Indenture provides for the release of the Guarantee of a Guarantor as described under Section 11.5, no Guarantor will, and the Issuer will not permit any Guarantor to, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge or amalgamate with or into another Person (whether or not the Guarantor is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of such Guarantor to any Person, unless:

(1)

(A) (i) such Guarantor will be the surviving or continuing Person; or (ii) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger or amalgamation is the Issuer or another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement and the successor Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such successor Guarantor, together with such financing statements or comparable documents as may be required to perfect or render opposable to third parties any Liens in such Collateral which may be perfected or rendered opposable to third parties by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions ;

(B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(C) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger or consolidation and such agreements, amendments, supplements or other instruments and/or supplemental indenture (if any) comply with this Indenture and the Security Documents and that all covenants and conditions precedent to the execution and delivery of such agreement and/or supplemental indenture have been satisfied; or

(2) the transaction is made in compliance with Section 4.10.

Notwithstanding the foregoing, no disposition of capital stock or other Equity Interests of any Restricted Subsidiary that owns any Material Assets shall be permitted unless such Material Assets are disposed to a Guarantor prior to such disposition.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) Upon any consolidation or merger or amalgamation of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer or a Guarantor in accordance with the foregoing, in which the Issuer or such Guarantor are not the continuing obligors under the Notes or their Guarantee, as applicable, the surviving entity formed by such consolidation or merger or amalgamation or into which the Issuer or such Guarantor is merged or amalgamated or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor, as applicable, under the Notes or its Guarantee, as the case may be, this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor, as the case may be, and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes or its Guarantee, as the case may be, as well as this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement.

(d) Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate or merge or amalgamate with or into or convey, transfer, sell, dispose, assign or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary; provided, however, if such Restricted Subsidiary is a Guarantor, then such Restricted Subsidiary may consolidate or merge or amalgamate with or into or convey, transfer, sell, dispose, assign or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Guarantor; and (ii) the Issuer or any Guarantor may consolidate or merge or amalgamate with or into or convey, transfer or lease, in one transaction or a series of transactions, all or part of its properties and assets to the Issuer or another Guarantor or merge or amalgamate with a Restricted Subsidiary solely for the purpose of reincorporating the Issuer in a State of the United States or the District of Columbia, or a Guarantor in a State of the United States or the District of Columbia or Canada, the Netherlands, Singapore or Switzerland, as long as the amount of Indebtedness of the Issuer or such Guarantor and their Restricted Subsidiaries is not increased thereby.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1 Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2) failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, required purchase, acceleration or otherwise;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described under Section 5.1;

(4) failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer under Section 4.13 or either a Collateral Disposition Offer or a Net Proceeds Offer under Section 4.10 and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding;

(5) failure for 90 days after notice from the Trustee or Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under Section 4.3;

(6) except as described in Section 6.1(3), Section 6.1(4) and Section 6.1(5) above, failure by the Issuer or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture, the Notes, the Pari Passu Intercreditor Agreement or the Security Documents and continuance of this failure for 60 days after written notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding;

(7) default by the Issuer or any Restricted Subsidiary under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, other than intercompany Indebtedness, which default:

(A) is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Issuer or such Restricted Subsidiary of notice of any such acceleration), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in Section 6.1(7)(A) or Section 6.1(7)(B) has occurred and is continuing, aggregates $100.0 million or more;

(8) one or more final judgments entered by a court of competent jurisdiction (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $100.0 million shall be rendered against the Issuer or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(9) the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors,

(E) generally is not paying, or is unable to pay, or admits in writing its inability to pay, its debts as they become due, or

(F) commences any bankruptcy, controlled management, reprieve from payments or composition with creditors with respect to the Issuer, insolvency, liquidation, moratorium, reorganization process or other process under similar laws affecting the rights of creditors in Luxembourg;

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(B) appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;

(11) the Guarantee of any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, as of the latest audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, as of the latest audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary) denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor or such group of Guarantors from its Guarantee in accordance with the terms of this Indenture and the Guarantee); or

(12) the occurrence of any of the following:

(A) any Security Document or any obligation under the Pari Passu Intercreditor Agreement is held in any judicial proceeding to be unenforceable or invalid in any material respect or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of this Indenture, the relevant Security Documents or the Pari Passu Intercreditor Agreement; provided that it will not be a Default if the sole result is that any Lien with a fair market value of not more than $100.0 million ceases to be enforceable;

(B) with respect to any Collateral having a fair market value in excess of $100.0 million, individually or in the aggregate, (x) the failure of the Lien with respect to such Collateral under the Security Documents, at any time, to be in full force and effect in any material respect for any reason other than in accordance with the terms of the relevant Security Documents and the terms of this Indenture or the Pari Passu Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, if such failure continues for 60 days or (y) the assertion by the Issuer or any Guarantor, in any pleading in any court of competent jurisdiction, that any such Lien is invalid or unenforceable; provided that it will not be an Event of Default if such condition results from the action or inaction of the Trustee or the Notes Collateral Agent; or

(C) the Issuer or any Significant Subsidiary that is a Guarantor (or any such Guarantors that taken together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Issuer or such Significant Subsidiary that is a Guarantor (or such Guarantors that taken together would constitute a Significant Subsidiary) set forth in or arising under this Indenture, the Pari Passu Intercreditor Agreement or any Security Document.

Section 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(9) or Section 6.1(10) with respect to the Issuer), shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately. If an Event of Default specified in Section 6.1(9) or Section 6.1(10) occurs with respect to the Issuer, all outstanding Notes shall become due and payable without any further action or notice to the extent permitted by applicable law.

In the case of an Event of Default specified in Section 6.1(7) above, such Event of Default and all consequences thereof (excluding, however, any resulting Payment Default) will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default first arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (a) the Indebtedness or Guarantee that is the basis for such Event of Default has been paid or discharged, (b) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (c) the Default that is the basis for such Event of Default has been otherwise cured; provided, however, that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) the Issuer has paid the Trustee, the Agents and the Notes Collateral Agent their compensation and reimbursed the Trustee and the Notes Collateral Agent for their expenses, disbursements and advances (including, without limitation, the reasonable costs and expenses of their counsel).

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, in respect of any Event of Default (including Section 6.1(9) or 6.1(10) (including the acceleration of claims by operation of law)) (each an “Acceleration Event”), the premium applicable with respect to an optional redemption of the Notes as described under Section 3.7 shall also be due and payable as though the notes had been optionally redeemed in full at the time of such Acceleration Event and shall constitute part of the obligations with respect to the Notes payable to Holders of the Notes in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s loss as a result thereof. If the premium becomes due and payable, it shall be deemed to be principal of the Notes and interest shall accrue on the full principal amount of the Notes (including the premium) from and after the applicable Acceleration Event, including in connection with certain events of bankruptcy, insolvency or reorganization of the Issuer. Any premium payable above shall be presumed to be the liquidated damages (and not unmatured interest under the Bankruptcy Code) sustained by each Holder of the Notes as the result of the acceleration of the Notes and the Issuer and each Guarantor agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. THE ISSUER AND EACH GUARANTOR EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer and each Guarantor expressly agree (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders of the Notes and the Issuer and the Guarantors giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer and Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer and each Guarantor expressly acknowledge that the agreement to pay the premium to the Holders of the Notes as herein described is a material inducement to the Holders to purchase the Notes.

Section 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee and the Notes Collateral Agent may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee or the Notes Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Notes Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4 Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee and the Notes Collateral Agent may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 6.5 Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or exercising any trust power conferred on them. However, (i) the Trustee or the Notes Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee or the Notes Collateral Agent in personal liability or that the Trustee or the Notes Collateral Agent determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee and the Notes Collateral Agent have no duty to determine if an action is unduly prejudicial to the rights of such Holders) and (ii) the Trustee or the Notes Collateral Agent may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

Section 6.6 Limitation on Suits. (a) A Holder may not pursue any remedy with respect to this Indenture or the Notes (subject to the Pari Passu Intercreditor Agreement) unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) the Holder or Holders of at least 25.0% in aggregate principal amount of then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity and/or security; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.7 Net Short Provisions.

(a) Any notice of Default, notice of acceleration or instruction to the Trustee or Notes Collateral Agent, as applicable, to provide a notice of Default, notice of acceleration or take any other action (or refrain from taking any other action) with respect to an alleged Default or notice of Default (a “Noteholder Direction”) provided by any one or more Holders

(each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee and Notes Collateral Agent, if applicable, that such Holder is not (or, in the case such Holder is the Depositary or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Default or Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Issuer (with a copy to the Trustee and the Notes Collateral Agent, as applicable) with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is the Depositary or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Depositary or its nominee (after delivery to the Trustee of appropriate confirmation of beneficial ownership satisfactory to the Trustee), and the Depositary shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee or Notes Collateral Agent, as applicable. Neither the Trustee nor the Notes Collateral Agent shall have any duty whatsoever to provide this information to the Issuer or to obtain this information for the Issuer.

(b) If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe that a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee and the Notes Collateral Agent an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking (i) a determination that such Directing Holder was, at such time, in breach of its Position Representation, and (ii) to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee and the Notes Collateral Agent an Officer’s Certificate that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. If an Officer’s Certificate has been delivered to the Trustee and Notes Collateral Agent, if applicable, the Trustee and Notes Collateral Agent shall refrain from acting in accordance with such Noteholder Direction until such time as the Issuer provides to the Trustee and the Notes Collateral Agent an Officer’s Certificate certifying that (i) the Directing Holder has satisfied its Verification Covenant, (ii) the Directing Holder has failed to satisfy its Verification Covenant or (iii) a court of competent jurisdiction has ruled that such Directing Holder was, at such time, not in breach of its Position Representation. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such

Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity and/or security such Holder may have offered the Trustee or the Notes Collateral Agent), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee and the Notes Collateral Agent shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default and shall not be permitted to act thereon and shall be restricted from accepting and acting on any future Noteholder Direction in relation to such Event of Default. If the Directing Holder has satisfied its Verification Covenant, then the Trustee and the Notes Collateral Agent shall be permitted to act in accordance with such Noteholder Direction. Notwithstanding the above, if such Directing Holder’s participation is not required to achieve the requisite level of consent of Holders required under this Indenture to give such Noteholder Direction, the Trustee and the Notes Collateral Agent shall be permitted to act in accordance with such Noteholder Direction notwithstanding any action taken or to be taken by the Issuer (as described above). The Trustee and the Notes Collateral Agent shall be entitled to conclusively rely on any Noteholder Direction (provided that the relevant Position Representations are provided in accordance with the provisions of the preceding paragraph) or Officer’s Certificate delivered to it in accordance with this Indenture without verification, investigation or otherwise as to the statements made therein.

(c) Each of the Issuer, each Holder and each beneficial owner, by accepting a Note, acknowledges and agrees that the Trustee and Notes Collateral Agent (or any of their respective agents) shall not be liable to any party, howsoever arising, for acting or refraining to act in accordance with (i) the foregoing provisions, (ii) any Noteholder Direction, (iii) any Officer’s Certificate or (iv) its duties under this Indenture, as each of the Trustee, Notes Collateral agent or any of their respective agents may determine in its sole discretion. Each of the Trustee, Notes Collateral Agent and any of their respective agents shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture and shall have no obligation to (i) inquire, as to, monitor, investigate, verify or otherwise determine if a Holder or beneficial owners has a Net Short position, (ii) inquire, investigate or verify the merits, validity, accuracy or authenticity of any Position Representation, Verification Covenant or Officer’s Certificate, as the case may be, (iii) inquire if the Issuer will seek action to determine if a Directing Holder has breached its Position Representation, (iv) enforce any Verification Covenant, (v) investigate or verify any statements or certifications in any Officer’s Certificate, (vi) monitor any court proceedings undertaken in connection therewith, (vii) monitor or investigate whether any Default or Event of Default has been publicly reported, (viii) make any calculations, investigations or determinations with respect to any Net Short position or otherwise or (ix) be responsible or liable for any delay in acting upon Noteholder Direction that the foregoing provisions may cause. Each of the Trustee, Notes Collateral Agent and their respective agents shall be entitled to rely on its rights, authorities, protections, benefits and immunities under this Indenture at all times, including without limitation for actions that are taken and subsequently stayed or annulled.

(d) For the avoidance of doubt, (i) the Trustee and the Notes Collateral Agent will treat all Holders equally with respect to their rights under Section 6.7 and (ii) the percentage of Notes held by any Holder participating in a Noteholder Direction will be calculated in relation to the aggregate principal amount of the Notes then outstanding.

(e) Notwithstanding anything in the preceding paragraphs of this Section 6.7 to the contrary, any Noteholder Direction delivered to the Trustee or the Notes Collateral Agent during the pendency of an Event of Default as the result of a voluntary bankruptcy or similar proceeding shall not require compliance with the foregoing paragraph. In addition, for the avoidance of doubt, the requirements described in the preceding two paragraphs shall not apply to any Holder that is a Regulated Bank, and shall only apply to Noteholder Directions as defined herein and not to any other direction given to the Trustee or the Notes Collateral Agent under this Indenture.

Notwithstanding any of the foregoing, none of the Trustee, the Notes Collateral Agent or any of their respective agents shall have any liability to the Issuer, any Holder, any beneficial owner or any other Person in acting in good faith on a Noteholder Direction.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this Indenture. This Indenture will provide that each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent and agrees not to commence any legal proceeding against the Trustee or the Notes Collateral Agent in respect of, and agrees that neither the Trustee nor the Notes Collateral Agent will be liable for any action that the Trustee or the Notes Collateral Agent takes in accordance with this Indenture, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. This Indenture will also provide that the Issuer will waive any and all claims, in law and/or in equity, against the Trustee and the Notes Collateral Agent, and agrees not to commence any legal proceeding against the Trustee or the Notes Collateral Agent in respect of, and agrees that neither the Trustee nor the Notes Collateral Agent will be liable for any action that the Trustee takes in accordance with this Indenture, or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction. This Indenture will provide that the Trustee and the Notes Collateral Agent will treat all Holders equally with respect to their rights described under this Indenture, and in connection with the requisite percentages required under this Indenture, that the Trustee and the Notes Collateral Agent will also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

Section 6.8 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of the principal of, premium, if any, or interest on, any Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified without the consent of the Holder.

Section 6.9 Collection Suit by Trustee or the Notes Collateral Agent. If an Event of Default specified in Section 6.1(1) or Section 6.1(2) occurs and is continuing, the Trustee and the Notes Collateral Agent are authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the compensation, expenses, disbursements and advances of the Trustee, the Agents and the Notes Collateral Agent (and the reasonable compensation, costs and expenses of their agents and counsel).

Section 6.10 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the compensation, expenses, disbursements and advances of the Trustee, the Agents and the Notes Collateral Agent (and the reasonable compensation, costs and expenses of their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, the Agents and the Notes Collateral Agent (and the reasonable compensation, costs and expenses of their agents and counsel), and any other amounts due the Trustee or Notes Collateral Agent (and their agents and counsel) under this Indenture, including, without limitation, under Section 7.6 hereof, and the other Notes Documents. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, the Agents, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee, the Agents or Notes Collateral Agent under this Indenture, including, without limitation, under Section 7.6 hereof, and the other Notes Documents, out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.10 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities. Subject to the Pari Passu Intercreditor Agreement and subject to applicable law, if the Trustee or the Notes Collateral Agent collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the ratable payment of fees, costs, expenses (including reasonable attorneys’ fees and expenses and court costs), and indemnities of the Notes Collateral Agent, each Collateral Sub-Agent, the Agents and the Trustee under this Indenture, including, without limitation, under Section 7.6 hereof, and the other Notes Documents;

Second: to the ratable payment of the Obligations under the Notes Documents; and

Third: the balance, if any, to the Issuer, the Guarantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Notes Collateral Agent for any action taken or omitted by it as the Trustee or the Notes Collateral Agent, as applicable, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee or the Notes Collateral Agent, a suit by a Holder pursuant to Section 6.8, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); provided, however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. In the absence of written instruction from the Issuer, money held by the Trustee shall remain uninvested. The Trustee shall have no responsibility or liability for any loss which may result from any investment or sale of any investment made pursuant to this Indenture. The Trustee is hereby authorized, in making or disposing of any investment permitted by this Indenture, to deal with itself (in its individual capacity) or with any one or more of its Affiliates, whether or not any such Affiliate is acting as an agent of the Trustee or for any third person or deal as principal for its own account. The Parties acknowledge that the Trustee is not providing any investment supervision, recommendations or advice.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1 and Section 7.2.

(f) The Trustee agrees to accept and act upon facsimile, pdf or electronic transmission of documents hereunder.

Section 7.2 Rights of Trustee.

(a) The Trustee may request and conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, judgment, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, subject to execution of reasonable confidentiality agreements and attorney-client privilege, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Notes Collateral Agent, the Agents, the Collateral Sub-Agents, and each other agent, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Issuer and each of the Guarantors deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture, the Notes and the Guarantees on behalf of the Issuer and/or the Guarantors, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof under Section 6.1(1) and 6.1(2) or the Trustee shall have received from the Issuer or any other obligor upon the Notes or from any Holder written notice thereof at its corporate trust office and such notice references the Notes, the Issuer and this Indenture and states that it is a “notice of default.” In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

(n) The Issuer will be responsible for making calculations called for under the Notes, including, but not limited to, determination of redemption price, premium, if any, and any other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, their calculations will be final and binding on the Holders of the Notes. The Issuer will provide a schedule of their calculations to the Trustee, upon request, when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

(o) The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Issuer or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(p) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(q) Neither the Trustee nor the Notes Collateral Agent shall be liable for any amount in excess of the value of the Collateral held by it.

(r) Notwithstanding anything to the contrary set forth herein, in no event shall the Trustee or the Paying Agent be liable for interest on any money received by it (including, but not limited to, any negative interest) except as the Trustee or the Paying Agent may otherwise agree in writing with the Issues. In the event that market conditions are such that negative interest applies to amounts deposited with the Trustee or the Paying Agent, the Issuer shall be responsible for the payment of such interest and the Trustee or the Paying Agent shall be entitled to deduct from amounts on deposit with it an amount necessary to pay such negative interest. For the avoidance of doubt, the compensation, reimbursement and indemnification protections afforded to the Trustee and the Paying Agent under Section 7.6 shall cover any interest-related expenses incurred by the Trustee or the Paying Agent in the performance of their duties hereunder.

Section 7.3 Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9.

Section 7.4 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, any Guarantee or any Notes Documents, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein, any statement in the Notes or any Notes Documents, any Officer’s Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder. The Trustee shall have no duty to know or inquire as to the performance or non-performance of any provision of any party under the Notes Documents. Neither the Trustee nor any of its directors, officers, employees agents or Affiliates shall have any duty to monitor the performance or any action of the Issuer or any of their directors, members, officers, agents, Affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee may assume performance by all such persons of their respective obligations. The Trustee shall have no enforcement or notification obligations relating to breaches of representations or warranties of any other Person.

Section 7.5 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it obtains such knowledge, unless such Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

Section 7.6 Compensation and Indemnity. The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Trustee promptly upon request for all disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and the Guarantors, jointly and severally, shall indemnify and hold harmless the Trustee against any and all claims, damages, losses, liabilities, costs or expenses incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture and the other Notes Documents, the performance of its obligations and/or exercise of its rights hereunder and under the other Notes Documents, including the costs and expenses of enforcing this Indenture and the other Notes Documents against the Issuer or any Guarantor (including this Section 7.6 and court clerk fees (only if their intervention is mandatory), court costs and any sworn translation costs and together with any applicable VAT) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or under the other Notes Documents, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of their obligations hereunder. In the event that defense of any such claim is assumed by the Issuer or a Guarantor, it shall be done so with the Trustee’s consent, and the Trustee may have one separate counsel in each relevant jurisdiction, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any settlement that affects the Trustee may not be entered into without the consent of the Trustee, unless the Trustee is given a full and unconditional release from liability with respect to the claims covered thereby and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Trustee.

The obligations of the Issuer and the Guarantors under this Section 7.6 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee” for the purposes of this Section 7.6 shall include the Notes Collateral Agent, any Collateral Sub-Agent, any Agent and any of their respective predecessors and each agent, custodian and other person employed to act hereunder.

Section 7.7 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.7.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days’ prior notice by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.9;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver of the Trustee or of its property is appointed or any public officer takes charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.9, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall deliver a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Issuer’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

Section 7.8 Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable, without the execution or filing of any instrument or paper or the performance of any further act.

Section 7.9 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation or national association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trust powers and that is subject to supervision or examination by federal or state authorities. Such Trustee (or its parent) together with its Affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

Section 7.10 Appointment of Authenticating Agent.

(a) At any time when any of the Notes remain outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate the Notes and the Trustee shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 12.2. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by the Trustee, and a copy of such instrument shall be promptly furnished to the Issuer. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.

(b) Each Authenticating Agent shall be reasonably acceptable to the Issuer and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of at least $50.0 million and subject to supervision or examination by federal or state authority. If such corporation publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 7.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Section 7.10.

(c) Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided that such corporation shall be otherwise eligible under this Section 7.10, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(d) An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.10, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Issuer and shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 12.2. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 7.10.

(e) The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section.

Section 7.11 [Reserved].

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

Section 8.1 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officer’s Certificate, at its option and at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2 Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their Obligations with respect to all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in Section 8.2(a) and Section 8.2(b), and to have satisfied all of its other Obligations under such Notes, Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on such Notes when such payments are due from the trust funds referred to in Section 8.4(1) (but not a Change of Control Payment or the payment pursuant to a Collateral Disposition Offer or Net Proceeds Offer); (b) the Issuer’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.7, Section 2.10, and Section 4.2; (c) the rights, powers, trust, duties, immunities and indemnities of the Trustee, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7, and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article VIII.

Subject to compliance with this Article VIII, the Issuer may exercise their option under this Section 8.2 notwithstanding the prior exercise of their option under Section 8.3. If the Issuer exercises the Legal Defeasance option, the Liens on the Collateral will be released and the Guarantees in effect at such time will automatically be released.

Section 8.3 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Section 4.3, Section 4.5, Section 4.7, Section 4.9, Section 4.10, Section 4.12, Section 4.13, Section 4.15, Section 4.16 and Section 5.1(a)(3) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

If the Issuer exercises the Covenant Defeasance option, the Liens on the Collateral will be released and the Guarantees in effect at such time will automatically be released.

Section 8.4 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay the principal of and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the grant of any Lien securing such borrowings);

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries are parties or by which the Issuer or any of its Subsidiaries are bound or, if such breach, violation or default would occur, such breach, violation or default is waived as of, and for all purposes, on and after, the date of such deposit; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that the conditions precedent provided for in Section 8.4(1) through Section 8.4(5) have been complied with; provided that the opinion with respect to the condition in Section 8.4(5) may be limited to a review of instruments certified by an Officer as being the only material instruments of the Issuer.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the Issuer’s obligations and the obligations of the Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Section 8.5 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. legal tender and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Guarantors, jointly and severally, shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. legal tender or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

Section 8.6 Repayment to Issuer. Subject to applicable law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust (or, if the concept of trust is not recognized under the Issuer’s jurisdiction, as an agent) for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the written direction and expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.7 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.8 Satisfaction and Discharge. This Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Holders to receive payments of principal thereof and interest thereon and (iv) the rights, protections, indemnities and immunities of the Trustee, the Agents, the Collateral Sub-Agents and the Notes Collateral Agent and the specific obligations set forth in this Section 8.8) as to all outstanding Notes and security granted for the Notes and the Guarantees when either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer (or, if the concept of trust is not recognized under the Issuer’s jurisdiction, as an agent) and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to Section 3.7 and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued and unpaid interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation (provided that if such redemption is made as provided under Section 3.7(a), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) if there is an adjustment to the Applicable Premium, the Issuer must provide notice of such updated redemption amount to the Holders (with a copy to the Trustee) no later than two Business Days prior to such redemption date and the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date) (any such amount, the “Applicable Premium Deficit”) (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge of this Indenture and that any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(B) the Issuer has paid or caused to be paid all other sums payable by them under this Indenture; and

(C) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to the satisfaction and discharge of this Indenture have been complied with. Upon the satisfaction and discharge of this Indenture, all Liens on the Collateral securing the Notes and all Guarantees then in effect will be automatically released (without the need for any action by any party), and the Trustee and Notes Collateral Agent shall execute acknowledgements thereof upon the reasonable request of the Issuer.

After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officer’s Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1 Without Consent of Holders of the Notes.

(a) Notwithstanding Section 9.2, the Issuer, any Guarantor (with respect to a Guarantee, this Indenture or any Security Documents to which they are parties), the Trustee and the Notes Collateral Agent (as applicable) may amend this Indenture, the Guarantees, the Notes or any Security Document without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that such uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders under this Indenture and under the Security Documents in the case of a merger, amalgamation, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1, including the addition of any co-Issuer of the Notes;

(4) to add any Guarantee or Guarantor or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of this Indenture (to the extent in accordance with this Indenture);

(5) to make any change that would provide any additional rights or benefits to the Holders or does not materially adversely affect the rights of any Holder;

(6) to add covenants or Events of Default for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to make any change in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulation S or to institutional accredited investors;

(8) to make any change to this Indenture relating to the transfer and legending of Notes as permitted by this Indenture;

(9) to evidence and provide for the acceptance of appointment by a successor Trustee or a successor Notes Collateral Agent;

(10) to conform the text of this Indenture, the Notes, the Guarantees or the Security Documents to any provision of the “Description of notes” contained in the Offering Memorandum, to the extent that such provision in such “Description of notes” was intended to be a substantially verbatim recitation of a provision of this Indenture, the Notes, the Guarantees or the Security Documents, as evidenced by an Officer’s Certificate of the Issuer;

(11) to provide for the issuance of Additional Notes and related Guarantees (and the grant of security for such Additional Notes and Guarantees) in accordance with this Indenture and the Pari Passu Intercreditor Agreement;

(12) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(13) to grant any Lien for the benefit of the holders of any future Pari Passu Notes Lien Indebtedness or Junior Lien Indebtedness (including by amending any existing Security Document) in accordance with and as permitted by the terms of this Indenture and the Pari Passu Intercreditor Agreement (and, with respect to Junior Lien Indebtedness, any Junior Lien Intercreditor Agreement);

(14) to add additional secured parties to the Pari Passu Intercreditor Agreement to the extent Liens securing obligations held by such parties are permitted under this Indenture;

(15) to mortgage, pledge, hypothecate or grant a Lien in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s Obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Notes Collateral Agent in accordance with the terms of this Indenture or otherwise; or

(16) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) and the Pari Passu Intercreditor Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture, the Pari Passu Intercreditor Agreement and the relevant Security Documents.

(b) The Holders of the Notes shall be deemed to have consented for purposes of the Security Documents and the Pari Passu Intercreditor Agreement to any of the following amendments, waivers and other modifications to the Security Documents and the Pari Passu Intercreditor Agreement: (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Notes Lien Indebtedness that are incurred in compliance with the Revolving Credit Facility and the Notes Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Notes Lien Indebtedness shall rank equally with the Liens on such Collateral securing the Obligations under this Indenture, the Notes and the Guarantees;

(c) Any such additional party added pursuant to Section 9.1(b), the Credit Facility Agent, the Trustee and the Notes Collateral Agent shall be entitled to rely upon an Officer’s Certificate certifying that such Pari Passu Notes Lien Indebtedness was issued or borrowed in compliance with the Revolving Credit Facility and the Notes Documents, and no Opinion of Counsel shall be required in connection therewith.

(d) The Holders, by accepting the Notes, also shall be deemed to have authorized and directed the Trustee, the Collateral Sub-Agents and the Notes Collateral Agent to, and to have otherwise consented for purposes of this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement to the execution and delivery by the Trustee, the Collateral Sub-Agents and the Notes Collateral Agent of a Junior Lien Intercreditor Agreement to the extent it is approved by the Credit Facility Agent or, if the Revolving Credit Facility has been replaced, any other agent for the creditors of the Revolving Credit Facility Obligations. Upon execution of the Junior Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement shall be considered a “Security Document.”

(e) After an amendment under this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment. Disclosure of any such amendment in a filing made with the SEC shall constitute delivery to Holders of the Notes of such notice.

Section 9.2 With Consent of Holders of the Notes. Except as otherwise provided in this Section 9.2, this Indenture, the Guarantees, the Notes or the Security Documents (subject to compliance with the Pari Passu Intercreditor Agreement) may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer and its Affiliates, and any existing Default under, or compliance with any provision of, this Indenture, the Notes, the Guarantees or the Security Documents may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer and its Affiliates; provided, however, that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce, or change the maturity of, the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.13) shall not be deemed a redemption of the Notes;

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7) waive a Default or Event of Default in the payment of principal of, or premium or interest, if any, on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the Payment Default with respect to the Notes that resulted from such acceleration);

(8) modify the contractual rights of Holders to receive payments of principal of, or premium or interest, if any, on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, this provision is not impacted by changes or amendments to Section 4.10 and Section 4.13;

(9) release any Guarantor from any of its Obligations under its Guarantee or this Indenture, except as permitted by this Indenture;

(10) modify or change the obligation of the Issuer to make and consummate a Collateral Disposition Offer with respect to any Asset Sale of Collateral in accordance with Section 4.10 after the obligation to make such a Collateral Disposition Offer has arisen;

(11) amend, modify or waive any provision of this Indenture in a manner that would permit the transfer of Material Assets to any Non-Guarantor Subsidiary of the Issuer or non-Guarantor Affiliate of the Issuer;

(12) amend, modify or waive the Double-Dip Provision;

(13) amend any of the Security Documents or this Indenture if such amendment, supplement or waiver has the effect of releasing all or substantially all of the Collateral from the Liens of this Indenture or any Security Document;

(14) change or alter the priority of the security interests of the Holders of the Notes in the Collateral under this Indenture or the Security Documents in any way materially adverse, taken as a whole, to the Holders;

(15) amend, modify or waive the last paragraph under Section 4.16;

(16) amend, modify or waive the fourth paragraph under Section 5.1; or

(17) make any change in these amendment and waiver provisions.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.3 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee and the Notes Collateral Agent receive written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes, and it thereafter binds every Holder. The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

Section 9.4 Notation on or Exchange of Notes. The Issuer, or the Trustee at the written direction of the Issuer, may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.5 Trustee and Notes Collateral Agent to Sign Amendments, Etc. The Trustee and the Notes Collateral Agent (if applicable) shall sign any amended or supplemental indenture or other amendment authorized pursuant to this Article IX if the amendment or supplement does not affect the rights, duties, liabilities, indemnities or immunities of the Trustee or the Notes Collateral Agent, as applicable.

Section 9.6 Payments for Consent. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment. Notwithstanding the foregoing, any payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Guarantees in connection with an exchange offer, the Issuer and any of its Restricted Subsidiaries may exclude (i) any Holder or beneficial owner that is not a qualified institutional buyer or an institutional accredited investor, (ii) any non-U.S. Person, (iii) any Holder or beneficial owner of Notes in any jurisdiction (other than the United States) where the inclusion of such Holders or beneficial owners would require the Issuer or any such Restricted Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Issuer, in its sole discretion.

Section 9.7 Officer’s Certificate and Opinion of Counsel. In connection with any amendment, supplement or waiver, in signing or refusing to sign any such amendment, supplement or waiver, or in providing its consent to any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent (as applicable) shall be entitled to receive (and, subject to Section 7.1, shall be fully protected in relying upon) an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent under this Indenture, the Pari Passu Intercreditor Agreement and any applicable Security Document to such amendment, supplement or waiver have been satisfied, that such amendment, supplement or waiver is authorized or permitted by this Indenture, the Pari Passu Intercreditor Agreement and any applicable Security Documents, and, with respect to such Opinion of Counsel, that such amendment, supplement or waiver is the legal, valid and binding obligation of the parties thereto, enforceable against it in accordance with its terms.

ARTICLE X

COLLATERAL

Section 10.1 The Collateral.

(a) The Issuer and the Guarantors hereby appoint U.S. Bank Trust Company, National Association to act as Notes Collateral Agent, and each Holder, by its acceptance of any Notes and the Guarantees thereof, and the Trustee irrevocably consents and agrees to such appointment and the terms and conditions of such appointment set forth in this Indenture. The Notes Collateral Agent shall have the privileges, powers, indemnities and immunities as set forth in this Indenture and the Security Documents. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Security Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, any Collateral Sub-Agent, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Security Documents or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. From and after the Issue Date, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.6 and Section 8.5 herein, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by first-priority Liens and security interests on the Collateral (subject to Permitted Liens), equally and ratably with all Obligations under any other Pari Passu Notes Lien Indebtedness (including the Revolving Credit Facility Obligations), as and to the extent provided in the Security Documents, which the Issuer and the Guarantors, as the case may be, will enter into on the Issue Date, and at such time, will be secured pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Collateral will also secure the Issuer’s and the Guarantors’ Obligations under other Pari Passu Notes Lien Indebtedness as provided in the Pari Passu Intercreditor Agreement and any Junior Lien Indebtedness as provided under the Junior Lien Intercreditor Agreement, if any. Notwithstanding the foregoing, Collateral that is subject to a Lien created pursuant to any Security Document governed by Swiss law shall be held by the Swiss Collateral Sub-Agent (in relation to any Security Document governed by Swiss law which provides for (i) a non-accessory security interest (nicht-akzessorische Sicherheit), the Swiss Collateral Sub-Agent will do so for itself and as indirect representative (indirekter Stellvertreter) in its own name (including as creditor of the Parallel Liability (as defined in the Pari Passu Intercreditor Agreement)) but for the benefit of all other holders of Pari Passu Secured Obligations (including the Holders) and (ii) an accessory security interest (akzessorische Sicherheit), the Swiss Collateral Sub-Agent will do so for itself (including as creditor of the Parallel Liability (as defined in the Pari Passu Intercreditor Agreement)) and as direct representative (direkter Stellvertreter) in the name and on behalf of all other holders of Pari Passu Secured Obligations (including the Holders)), and Collateral that is subject to a Lien created pursuant to any Security Document governed by Dutch law shall be held by the Dutch Collateral Sub-Agent as security for the Parallel Liability (as defined in the Pari Passu Intercreditor Agreement), in each case for the benefit of all First Lien Claimholders

(including the Holders) (as defined in the Pari Passu Intercreditor Agreement). The Issuer and the Guarantors hereby agree that the Notes Collateral Agent shall hold the Collateral (other than Collateral held by a Collateral Sub-Agent) on behalf of and for the benefit of all of the Holders, the Trustee and the Notes Collateral Agent, in each case pursuant to the terms of the Security Documents, and the Notes Collateral Agent and the Trustee are hereby directed and authorized by the Holders to execute and deliver the Pari Passu Intercreditor Agreement, the Junior Lien Intercreditor Agreement (if any) and the other Security Documents, as applicable.

(b) Each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Notes Collateral Agent and authorizes and directs the Trustee and the Notes Collateral Agent (i) to enter into the Security Documents (including, without limitation, the Collateral Agreement, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any), whether executed on or after the Issue Date, and perform its obligations and exercise its rights, powers and discretions under the Security Documents in accordance therewith, (ii) to participate in the appointment of, and consent to, one or more Collateral Sub-Agents (including the Swiss Collateral Sub-Agent and the Dutch Collateral Sub-Agent) to hold, administer and enforce Collateral governed by Swiss law or Dutch law (or the laws of any other applicable jurisdiction) granted as security for the Parallel Liability for the benefit of all First Lien Claimholders (including the Holders) in accordance with the Pari Passu Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Security Documents (including, without limitation, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any), and (iv) bind the Holders on the terms as set forth in the Security Documents (including, without limitation, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any). Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Pari Passu Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities, privileges and other protections granted to it under this Indenture and the Security Documents (in addition to those that may be granted to it under the terms of such other agreement or agreements). In particular, in relation to any Security Document governed by Swiss law (i) which provides for a non-accessory security interest (nicht-akzessorische Sicherheit), the Swiss Collateral Sub-Agent shall enter into, execute, hold, administer and, as the case may be, release and (subject to it having become enforceable) realize any such Security Document governed by Swiss law for itself (including as creditor of the Parallel Liability (as defined in the Pari Passu Intercreditor Agreement)) and as indirect representative (indirekter Stellvertreter) in its own name but for the benefit of all other all holders of Pari Passu Secured Obligations (including the Holders), (ii) which provides for an accessory security interest (akzessorische Sicherheit), the Swiss Collateral Sub-Agent shall enter into, execute, hold, administer and, as the case may be, release and (subject to it having become enforceable) realize any such Security Document governed by Swiss law for itself (including as creditor of the Parallel Liability (as defined in the Pari Passu Intercreditor Agreement)) and as direct representative (direkter Stellvertreter) in the name and on behalf of all other all holders of Pari Passu Secured Obligations (including the Holders) and (iii) each holder of Pari Passu Secured Obligations (including each Holder) hereby releases the Swiss Collateral Sub-Agent from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self- dealing (Insichgeschäft) and similar restrictions under any applicable law, in each case to the extent legally possible for such holder of Pari Passu Secured Obligations (including each Holder). Each holder of Pari Passu Secured Obligations (including each Holder) prevented by applicable law or its constitutional documents to grant the release from the restrictions of representing several parties (Doppel-/Mehrfachvertretung) or engaging in self-dealing (Selbstkontrahieren) shall notify the Swiss Collateral Sub-Agent without undue delay.

(c) The Trustee, the Notes Collateral Agent and each Holder, by accepting the Notes and the Guarantees thereof acknowledges that, as more fully set forth in the Pari Passu Intercreditor Agreement, the Collateral Agreement and the other Security Documents, the Collateral as now or hereafter constituted shall be held also by and/or for the benefit of all the Holders, the Notes Collateral Agent and the Trustee, and that the Lien of this Indenture, the Collateral Agreement and the other Security Documents in respect of the Trustee, the Notes Collateral Agent, any Collateral Sub-Agents (including the Swiss Collateral Sub-Agent and the Dutch Collateral Sub-Agent) and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

(d) For the purposes of any grant of any Lien under the laws of the Province of Québec, Canada, which may now or in the future be required to be provided by any Issuer and Guarantor, U.S. Bank Trust Company, National Association, as Notes Collateral Agent, is hereby irrevocably authorized and appointed by the Issuer and the Guarantors hereto to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for all present and future Secured Parties (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Québec, Canada and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Each of the Holders, by its respective acceptance of the Notes and the Guarantees thereof, the Trustee and the Notes Collateral Agent irrevocably confirms, consents and agrees to such appointment. The execution prior to the date hereof by the Notes Collateral Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other Security Documents made pursuant to the laws of the Province of Québec, Canada is hereby ratified and confirmed. Any Person who becomes a Secured Party or successor Notes Collateral Agent shall be deemed to have consented to and ratified the foregoing appointment of the Notes Collateral Agent as the Hypothecary Representative on behalf of all Secured Parties, including such Person and any Affiliate of such Person designated above as a Secured Party. For greater certainty, the Notes Collateral Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Notes Collateral Agent in this Indenture and the other Notes Documents, which shall apply mutatis mutandis. In the event of the resignation of the Notes Collateral Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Notes Collateral Agent, such successor Notes Collateral Agent shall also act as the Hypothecary Representative, as contemplated above.

(e) To the extent any such Lien or security interest is not perfected by the Issue Date, the Issuer and the applicable Guarantors will use their commercially reasonable efforts to perform all acts and things that may be required, including obtaining any required consents from third parties, to have all Liens and security interests in the Collateral duly created and enforceable and perfected, to the extent required by this Indenture and the Security Documents.

Section 10.2 Maintenance of Collateral; Further Assurances.

(a) The Issuer and each Guarantor will, at their sole cost and expense, execute and deliver such agreements, instruments and other documents, and take such actions, as may be required or advisable under applicable law, and as the Trustee or the Notes Collateral Agent may reasonably request, to create, grant, establish, preserve, protect and perfect the validity, perfection and first priority (subject only to Permitted Liens) of the Liens and security interests in favor of the Notes Collateral Agent or the Collateral Sub-Agents on the Collateral.

(b) Notwithstanding anything to the contrary in this Indenture or in any Security Document, (i) no perfection actions or steps shall be required to be taken in any jurisdiction other than an Eligible Jurisdiction and (ii) no Security Document governed by the laws of a jurisdiction other than an Eligible Jurisdiction shall be required.

(c) The Issuer shall cause each Subsidiary that is formed or acquired after the Issue Date and that is organized in an Eligible Jurisdiction to (a) become a Guarantor and (b) grant security interests in its assets on the same basis as Guarantors in existence of the Issue Date organized in the same jurisdiction, in each case within 30 days of such formation or acquisition (or such longer period as the Trustee (or, subject to the Pari Passu Intercreditor Agreement, the Credit Facility Agent or Controlling Agent) may agree in its reasonable discretion) and in accordance with and subject to the terms of the Security Documents.

Section 10.3 [Reserved].

Section 10.4 [Reserved].

Section 10.5 [Reserved].

Section 10.6 Release of Liens on the Collateral.

(a) The Liens on the Collateral securing the Notes (but not necessarily any other Pari Passu Secured Obligations) will automatically and without the need for any further action by any Person be released:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

(2) in whole upon:

(A) a Legal Defeasance or Covenant Defeasance as set forth in Article VIII; or

(B) the satisfaction and discharge of this Indenture as set forth in Section 8.8;

(3) in part, as to any property constituting Collateral that (A) is conveyed, disposed of or otherwise transferred to a Person that is not the Issuer or another Guarantor pursuant to a transaction not prohibited by this Indenture or the Security Documents or (B) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its guarantee;

(4) in whole or in part, as applicable, in accordance with the provisions set forth in Article IX;

(5) in part, in accordance with the applicable provisions of the Security Documents and the Pari Passu Intercreditor Agreement;

(6) in accordance with Section 4.12(c) of this Indenture;

(7) with respect to any Collateral that becomes an “Excluded Asset” or “Canadian Excluded Asset” upon it becoming an Excluded Asset or Canadian Excluded Asset, as applicable; or

(8) if all other liens on such Collateral securing Pari Passu Secured Obligations are released or will be released simultaneously therewith (other than any release by, or as a result of, payment in full and irrevocable termination of the Pari Passu Secured Obligations);

provided that, in the case of any release in whole pursuant to Section 10.6(a)(1) and Section 10.6(a)(2) above, all amounts owing to the Trustee, the Agents, the Collateral Sub-Agents and the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Collateral Agreement and the other Security Documents and the Pari Passu Intercreditor Agreement have been paid in full.

(b) To the extent required by this Indenture for the release of properties that constitute Collateral, the Issuer and each applicable Guarantor will furnish to the Trustee and the Notes Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officer’s Certificate and an Opinion of Counsel confirming that all conditions precedent provided for in this Indenture and the Security Documents relating to the release of Collateral have been complied with.

(c) Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Notes Collateral Agent shall (at the written request and expense of the Issuer or the Guarantors) promptly execute and deliver such releases or other documents or otherwise authorize the filing of such documents prepared by the Issuer or the Guarantors in order to cause to be released and reconveyed to the Issuer or the applicable Guarantors, as the case may be, the released Collateral.

Section 10.7 Authorization of Actions to be Taken by the Trustee or the Notes Collateral Agent Under the Security Documents.

(a) Subject to the provisions of the Security Documents and the Pari Passu Intercreditor Agreement (including, without limitation, the provisions thereof relating to the authority of the Applicable Agent (as defined therein) and each Collateral Sub-Agent with respect to Designated Collateral), each of the Trustee or the Notes Collateral Agent may (but shall not be obligated to) take all actions it deems necessary or appropriate in order to (1) enforce any of its rights or any of the rights of the Holders under the Security Documents and (2) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents and the Pari Passu Intercreditor Agreement, the Trustee or the Notes Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee). For the avoidance of doubt, enforcement of rights and remedies with respect to any Designated Collateral (as defined in the Pari Passu Intercreditor Agreement) shall be subject to the provisions of the Pari Passu Intercreditor Agreement governing the authority of the Applicable Agent and the applicable Collateral Sub-Agent.

(b) Neither the Trustee nor the Notes Collateral Agent shall be responsible for, nor do they make any representation regarding, the existence, genuineness or value of any of the Collateral or for the validity, sufficiency, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the ownership, transferability, validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Notes Collateral Agent shall have any responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, termination statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral and a security interest with respect to such property or assets would not be created or perfected without preparation and execution of additional documentation, the Issuer and each Guarantor shall deliver to the Trustee or the Notes Collateral Agent the following:

(1) a request from the Issuer that such Collateral be added;

(2) the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Issue Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee and the Notes Collateral Agent; and

(3) such financing statements, if any, as the Issuer shall deem necessary to perfect the Notes Collateral Agent’s or the applicable Collateral Sub-Agent’s security interest in such Collateral.

(d) The Trustee and the Notes Collateral Agent, in giving any consent or approval under the Security Documents or in executing any Security Documents (a “Security Document Action”), shall be entitled to receive, as a condition to such Security Document Action, a request of the Issuer and, in all cases, an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent specified in this Indenture with respect to such Security Document Action have been satisfied and that such Security Document Action does not violate this Indenture, the Collateral Agreement, the Pari Passu Intercreditor Agreement or any other Security Documents, and the Trustee and the Notes Collateral Agent shall be fully protected in taking such Security Document Action on the basis of such Officer’s Certificate.

(e) Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture or any Security Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent, it is understood that in all cases the Notes Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture if it shall not have received such written instruction, advice or concurrence of the Trustee (acting at the written direction of the requisite Holders in accordance with this Indenture, the Pari Passu Intercreditor Agreement and other Security Documents), and such indemnity and/or security from the Holders as it deems appropriate. This provision is intended solely for the benefit of the Notes Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 10.8 Information Regarding Collateral.

(a) The Issuer will furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice of any change in such Person’s (1) legal name, (2) its identity or type of organization or corporate structure or (3) its jurisdiction of organization. The Issuer will not, and will not permit any Guarantor to, effect or permit any change referred to in the preceding sentence unless all filings will be made under the Uniform Commercial Code or with the United States Patent and Trademark Officer of the United States Copyright Office that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest (to the extent required by this Indenture) in all the Collateral.

(b) The Issuer shall deliver to the Trustee and the Notes Collateral Agent an Officer’s Certificate attaching supplemental schedules required under the Security Documents to the extent required under and at the same time as similar supplemental schedules are delivered to the Credit Facility Agent, and upon the reasonable request of the Notes Collateral Agent (or at any same time as an updated Perfection Certificate is delivered to the Credit Facility Agent), an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information).

Section 10.9 [Reserved].

Section 10.10 Regarding the Notes Collateral Agent.

(a) The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate (including the Dutch Collateral Sub-Agent and the Swiss Collateral Sub-Agent).

(b) Neither the Trustee nor the Notes Collateral Agent nor any Collateral Sub-Agents (including the Swiss Collateral Sub-Agent and the Dutch Collateral Sub-Agent) shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer or the Guarantors or is cared for, protected or insured or has been encumbered, or that the Notes Collateral Agent’s or any Collateral Sub-Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or any Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Security Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes or as otherwise provided in the Security Documents.

(c) Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this Section 10.10(c) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(d) Neither the Notes Collateral Agent nor any Collateral Sub-Agents (including the Swiss Collateral Sub-Agent and the Dutch Collateral Sub-Agent) shall be liable for (i) any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, and (ii) interest on any money received by it except as the Notes Collateral Agent or the relevant Collateral Sub-Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent or a Collateral Sub-Agent shall be segregated from other funds except to the extent required by law).

(e) The Notes Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(f) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including, but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Notes Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Notes Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, which in the Notes Collateral Agent’s or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, subject to the terms of the Security Documents, a majority in interest of Holders shall direct the Trustee in writing to direct the Notes Collateral Agent to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) whom it shall designate to possess, own, operate or manage, as the case may be, such property.

(g) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Notes Collateral Agent hereunder, including, without limitation, its right to be indemnified and/or provided with security prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or earlier termination, resignation or removal of the Notes Collateral Agent or the Trustee, in such capacity, with respect to the holders of the Pari Passu Secured Obligations, as applicable, to the extent the Security Documents remain in force thereafter.

(h) Without limiting the foregoing, with respect to any Collateral located outside of the United States (“Foreign Collateral”), the Notes Collateral Agent shall have no obligation to directly enforce, or exercise rights and remedies in respect of, or otherwise exercise any judicial action or appear before any court in any jurisdiction outside of the United States. To the extent the Holders of a majority in aggregate outstanding amount of Notes outstanding determine that it is necessary or advisable in connection with any enforcement or exercise of rights with respect to Foreign Collateral to exercise any judicial action or appear before any such court, the Holders of a majority in aggregate outstanding amount of Notes outstanding shall be entitled to direct the Trustee in writing to direct the Notes Collateral Agent to appoint a local agent for such purpose (subject to the receipt of such protections, security and indemnities as the Notes Collateral Agent shall determine in its sole discretion to protect the Notes Collateral Agent from liability).

(i) Neither the Notes Collateral Agent, nor any Collateral Sub-Agent, nor the Trustee shall have any responsibility or liability for the actions or omissions of the Credit Facility Agent, any Collateral Sub-Agent or any other “Applicable Agent” under the Pari Passu Intercreditor Agreement, nor shall the Trustee or Notes Collateral Agent be obligated at any time to indemnify any person in connection with the exercise of any remedy under the Security Documents.

(j) In acting under this Indenture or any other Notes Document, the Notes Collateral Agent shall have all the rights and protections provided to it hereunder and in the Notes Documents to which it is a party, as well as the rights and protections afforded to the Trustee hereunder (including its rights to be compensated, reimbursed and indemnified under Section 7.6) and under the other Notes Documents. In acting under this Indenture or any other Notes Document, each Collateral Sub-Agent shall have all the rights and protections provided to it hereunder and under the Notes Documents to which it is a party, as well as the rights and protections afforded to the Trustee and the Notes Collateral Agent hereunder (including their right to be compensated, reimbursed and indemnified under Section 7.6) and under the other Notes Documents.

(k) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. The Notes Collateral Agent may be removed by the Issuer at any time, upon 30 days’ written notice to the Notes Collateral Agent. The Holders of a majority in principal amount of the Securities may remove the Notes Collateral Agent by so notifying the Issuer and the Notes Collateral Agent in writing and may appoint a successor Notes Collateral Agent. If the Notes Collateral Agent resigns or is removed under this Indenture, and such Holders do not reasonably promptly appoint a successor, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed and has accepted such appointment within 30 days after the Notes Collateral Agent gave notice of resignation or was removed, the retiring Notes Collateral Agent (at the expense of the Issuer) or the Holders of at least 10% in aggregate principal amount of the Securities may, at their option, appoint a successor Notes Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor. In any case, the appointment of a successor agent shall be subject to the prior written approval of the Issuer (which approval may not be unreasonably withheld). Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation or removal hereunder, the provisions of this Section 10.10 (and Section 7.6) shall continue to inure to its benefit.

(l) Except as expressly set forth in this Indenture or under the Security Documents or Pari Passu Intercreditor Agreement, in each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any intercreditor agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any intercreditor agreement, the Notes Collateral Agent may seek direction from the Trustee and/or the Holders of the requisite aggregate principal amount of the then outstanding Notes as provided in Article IX (such percentage a “Requisite Principal Amount”). The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Trustee and/or the Holders of a Requisite Principal Amount. If the Notes Collateral Agent shall request direction from the Trustee and/or the Holders of a Requisite Principal Amount with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Trustee, acting at the written direction from the Holders of a Requisite Principal Amount, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(m) The Notes Collateral Agent shall be permitted to use overnight carriers to transmit possessory collateral and shall be not liable for any items lost or damages in transmit.

(n) In no event shall the Notes Collateral Agent be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document that the Notes Collateral Agent determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counterparty; provided that nothing in this clause (n) shall be implied as imposing any such obligation on the Issuer, or any Guarantor to obtain any such landlord lien waiver, estoppel or collateral access letter, or any account control agreement.

Section 10.11 [Reserved].

Section 10.12 [Reserved].

Section 10.13 Negative Pledge. The Issuer and each Guarantor shall not, and shall not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens.

ARTICLE XI

GUARANTEES

Section 11.1 Guarantees.

(a) For value received, each Guarantor, fully and unconditionally, jointly and severally with each other Guarantor and each other Person which may become a Guarantor hereunder, guarantees the Notes and Obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, the Agents, the Collateral Sub-Agents and to the Trustee and Notes Collateral Agent, that: (i) the principal of and premium, if any, and interest, if any, on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other Obligations of the Issuer to the Holders, Notes Collateral Agent, the Agents, the Collateral Sub-Agents or the Trustee under this Indenture, the Security Documents or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the Obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee or the Notes Collateral Agent on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee, the Notes Collateral Agent or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee, the Notes Collateral Agent or any of the Holders and any other amounts due and owing to the Trustee, the Agents, the Collateral Sub-Agents or the Notes Collateral Agent under this Indenture and the other Notes Documents.

(d) If any Holder, the Notes Collateral Agent or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee, the Notes Collateral Agent or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This Section 11.1(d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee, the Notes Collateral Agent or any Holder in reliance upon such amount required to be returned. This Section 11.1(d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders, the Notes Collateral Agent and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any acceleration of such Obligations as provided in Article VI, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed Obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.

Section 11.2 Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 11.1, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form of Exhibit B attached hereto shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual, electronic or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 11.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds such or any office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.3 Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.4 Limitation of Guarantors’ Liability.

(a) Each Guarantor, and by its acceptance hereof, each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or provincial law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders, the Notes Collateral Agent and the Guarantors hereby irrevocably agree that the Obligations of such Guarantor under its Guarantee and the related security granted as Collateral therefor (other than a company that is a direct or indirect parent of the Issuer) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Revolving Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Guarantee or the related security granted as Collateral therefor or pursuant to its contribution obligations under this Indenture, result in the Obligations of such Guarantor under its Guarantee or the related security granted as Collateral therefor constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable transaction under applicable law, or otherwise to reflect limitations under applicable laws, including with respect to maintenance of share capital and other applicable statutory provisions.

(b) Limitation on Guarantees by Swiss Guarantors. Notwithstanding anything to the contrary in this Indenture or any other Notes Document, the obligations of a Swiss Guarantor and the rights of the Trustee, the Notes Collateral Agent and the other holders of Pari Passu Secured Obligations (including the Holders) under this Indenture or any other Notes Document are subject to the following limitations:

(1) If and to the extent any obligations assumed (including by granting a guarantee, assuming indemnity or other obligations, including joint and several liability, and subordinating any claims) or any security interest granted by a Swiss Guarantor under this Indenture or any other Notes Document guarantee, secure or otherwise benefit obligations of its affiliates (other than its wholly owned direct or indirect subsidiaries) (“Upstream or Cross-Stream Obligations”) and if and to the extent the payment under, or the enforcement of, such obligations or using the proceeds from the enforcement of such security interest to discharge the Upstream or Cross-Stream Obligations constitutes a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under then applicable Swiss corporate law, the payment under, or the enforcement of, such obligations or using the proceeds from the enforcement of such security interest to be used to discharge the Upstream or Cross-Stream Obligations shall be limited to the maximum amount of such Swiss Guarantor’s freely disposable equity at the relevant time under then applicable Swiss corporate law (“Maximum Amount”); provided that such limitation is required under then applicable mandatory Swiss law; provided, further, that such limitation shall not free such Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance or the enforcement date of those obligations until such time or times as performance or enforcement is again permitted under then applicable law. The Maximum Amount shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of such Swiss Guarantor on the basis of an interim audited balance sheet as of that time.

(2) If and to the extent requested by the Trustee or the Notes Collateral Agent, a Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Indenture shall procure that such Swiss Guarantor will, promptly perform all measures necessary or useful to allow such Swiss Guarantor to make any payment, perform the obligations or allow the Trustee or the Notes Collateral Agent to use the enforcement proceeds as agreed hereunder with a minimum of limitations, including the following:

(A) the passing of any shareholder’s resolutions to approve the payment, performance or the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the obligations or the security interest in order to allow a prompt payment, performance or use of the enforcement proceeds;

(B) preparation of an up-to-date audited balance sheet of such Swiss Guarantor;

(C) confirmation of the auditors of such Swiss Guarantor that the relevant amount represents the Maximum Amount;

(D) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(E) revaluation of hidden reserves (to the extent permitted by mandatory Swiss law); and

(F) to the extent permitted by applicable law, Swiss accounting standards and the Notes Documents, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for such Swiss Guarantor’s business (nicht betriebsnotwendig); and

(G) reduce its share capital to the minimum allowed by Swiss corporate law.

(3) In respect of Upstream or Cross-Stream Obligations, the relevant Swiss Guarantor shall, as concerns the payment under, or performance of, any obligation or the use of proceeds resulting from the enforcement of the security interest granted by such Swiss Guarantor under this Indenture or any other Notes Document, if and to the extent required by applicable law in force at the relevant time:

(A) use its commercially reasonable efforts to procure that such payment, performance or enforcement proceeds can be used to discharge Upstream or Cross-Stream Obligations without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(B) if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct (respectively ask the Trustee or the Notes Collateral Agent to deduct) the Swiss Withholding Tax at such rate as is in force from time to time from any such payment, performance or enforcement proceeds used to discharge Upstream or Cross-Stream Obligations, and pay (respectively ask the Trustee or the Notes Collateral Agent to pay), without delay, any such taxes deducted to the Swiss Federal Tax Administration);

(C) notify the Trustee or the Notes Collateral Agent that such notification or, as the case may be, deduction has been made, and provide the Trustee or the Notes Collateral Agent with (respectively ask the Trustee or the Notes Collateral Agent to provide) evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(D) in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment or enforcement proceeds will, as soon as possible after such deduction:

(i) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii) pay to the Trustee or the Notes Collateral Agent upon receipt any amount so refunded.

(4) If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with Section 11.4(e)(3)(B), the Trustee or the Notes Collateral Agent shall be entitled to further enforce this Indenture and any other Notes Document and/or further apply proceeds therefrom (taking into account any amount paid pursuant to Section 11.4(e)(3)(D)(ii)) up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements/applications of proceeds shall always be limited to the Maximum Amount.

Section 11.5 Releases. A Guarantor shall be automatically released from its Obligations under its Guarantee and its Obligations under this Indenture (without the need for any action by any party) upon:

(a)

(1) any sale or other disposition of all or substantially all of the assets of such Guarantor (by merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate the applicable provisions of this Indenture (including Section 4.10);

(2) any sale, exchange or transfer (by merger, consolidation or otherwise) of all or a portion of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer does not violate the applicable provisions of this Indenture (including Section 4.10);

(3) the proper designation by the Issuer of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4) upon the release of an Obligation by such Guarantor under the Revolving Credit Facility or such other Debt Facility that initially triggered such Guarantor’s obligations to incur such Guarantee if such Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture;

(5) if the Issuer exercises their Legal Defeasance option or their Covenant Defeasance option pursuant to Section 8.2 or Section 8.3 or if their Obligations under this Indenture are discharged in accordance with Section 8.8;

(6) such Guarantor becomes an Excluded Subsidiary; or

(7) liquidation or dissolution of such Guarantor; provided that no Default or Event of Default has occurred and is continuing; and

(b) the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture relating to the release of such Guarantor’s Guarantee have been complied with.

Upon the release of any Guarantee in accordance with this Indenture, the Trustee and the Credit Facility Agent shall execute any documents reasonably requested in order to evidence the release of the Guarantor from its Obligations under its Guarantee.

Any Guarantor not released from its Obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other Obligations of any Guarantor under this Indenture as provided in this Article XI.

Section 11.6 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 11.7 Post-Closing Guarantors. Notwithstanding anything to the contrary in this Indenture and subject to the Security Documents, for the avoidance of doubt, the Post-Closing Guarantors will jointly and severally guarantee the Notes on a senior secured basis within 90 days after the Issue Date and will enter into a supplemental indenture to this Indenture substantially in the form of Exhibit B attached hereto and the applicable Security Documents at such time.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Concerning the Trust Indenture Act. The Trust Indenture Act of 1939, as amended, shall not be applicable to, and shall not govern, this Indenture, the Notes or the Guarantees.

Section 12.2 Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor, the Trustee, the Agents or the Notes Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, or sent by email, to the addresses set forth below:

If to the Issuer or any Guarantor:

c/o FMC Corporation

2929 Walnut Street

Philadelphia, Pennsylvania 19104

Attention: General Counsel

E-mail: sara.ponessa@fmc.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

E-mail: andrew.budreika@morganlewis.com

Attention: Andrew T. Budreika, Esq.

If to the Trustee, the Agents or the Notes Collateral Agent:

U.S. Bank Trust Company, National Association

333 Thornhall Street

Edison, NJ 08837

Attention: Global Corporate Trust Services

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee, the Agents or the Notes Collateral Agent) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied or emailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery. Notices to the Trustee, the Agents or the Notes Collateral Agent shall be deemed to have been duly given upon actual receipt thereof.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any notice mailed or delivered to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

In respect of this Indenture, the Trustee, the Agents, and the Notes Collateral Agent shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee, the Agents, and the Notes Collateral Agent shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. The Issuer and the Guarantors agree to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, the Agents, and the Notes Collateral Agent including, without limitation, the risk of the Trustee, the Agents, and the Notes Collateral Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

All notices, approvals, consents, requests and any communications to the Trustee, the Agents, the Sub-Collateral Agents and the Notes Collateral Agent hereunder must be in writing in English and must be in the form of a document that is signed manually or by way of an electronic signature (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other electronic signature provider acceptable to the Trustee). Electronic signatures believed by the Trustee to comply with the ESIGN ACT of 2000 or other applicable law shall be deemed original signatures for all purposes. Notwithstanding the foregoing, the Trustee or the Notes Collateral Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any document signed via electronic signature.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, the Agents, the Collateral Sub-Agents or the Notes Collateral Agent which shall be effective only upon actual receipt.

If the Issuer deliver a notice or communication to Holders, it shall deliver a copy to the Trustee and the Notes Collateral Agent at the same time. In case, by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impractical to mail notice of any event to Holders of Notes when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee and the Notes Collateral Agent shall be deemed to be sufficient giving of such notice for every purpose hereunder. Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 12.3 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Notes Collateral Agent to take any action under this Indenture (other than in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee and the Notes Collateral Agent upon request:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 12.4) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.4) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In case of any application or request as to which the furnishing of other specified documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional Officer’s Certificate or Opinion of Counsel need be furnished.

Section 12.4 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than any certificate required by Section 4.4 or Section 10.8 hereof) shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters, and any one Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.5 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

Section 12.6 No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor will have any liability for any indebtedness, obligations or liabilities of the Issuer or any Guarantor under the Notes, this Indenture, the Guarantees, the Pari Passu Intercreditor Agreement or the Security Documents, as applicable, or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 12.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. The Pari Passu Intercreditor Agreement will be governed by, and construed in accordance with, the laws of the State of New York, and the Security Documents will be governed by, and construed in accordance with, the laws of the State of New York or the applicable foreign jurisdiction. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees and this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.8 Service of Process. Each of the Canadian Guarantor, Dutch Guarantors, Singaporean Guarantors and Swiss Guarantors (collectively, the “Foreign Guarantors”) has appointed the Issuer, with offices at 2929 Walnut Street, Philadelphia PA 19104, as its agent for service of process in any suit, action or proceeding described in Section 12.7 and agrees that service of process in any such suit, action or proceeding may be made upon it at the office of such agent. Each of the Foreign Guarantors waives, to the full extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. Each of the Foreign Guarantors represents and warrants that such agent has agreed to act as its agent for service of process, and each of the Foreign Guarantors agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect.

Section 12.9 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan agreement or debt agreement of the Issuer or any of its Subsidiaries or of any other Person. Any such indenture, loan agreement or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee, the Agents, the Collateral Sub-Agents and the Notes Collateral Agent in this Indenture shall bind their respective successors and assigns.

Section 12.11 Severability; Entire Agreement. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Indenture, the exhibits hereto and the Notes Documents set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 12.12 Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, the Trustee and the Notes Collateral Agent is not under any obligation to agree to accept electronic signatures in any form or in any format unless agreed to by it pursuant to procedures approved by such it.

Section 12.13 Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14 Force Majeure. In no event shall the Trustee, the Notes Collateral Agent or any other Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or stoppages for any reason, pandemics, epidemics, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; communications or computer (software and hardware) services, it being understood that the Trustee, the Notes Collateral Agent and each of the Agents shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

Section 12.15 Interest Act Disclosure. For purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith by the Canadian Guarantor or any other Canadian party to this Indenture is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366, as applicable. The rates of interest under this Indenture are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Indenture.

Section 12.16 Legal Holidays. If any scheduled payment date with respect to the payment of principal, premium, if any, or interest on the Notes, including, without limitation, any interest payment date, redemption date, Stated Maturity or maturity date, falls on a day that is not a Business Day, then notwithstanding any other provision of this Indenture or of the Notes, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment. Interest on overdue principal and interest, if any, will accrue at the applicable interest rate on the Notes.

Section 12.17 Benefit of this Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Agent, any Collateral Sub-Agent and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

[Signatures on following page]

ISSUER

FMC CORPORATION

By:	/s/ Brian J. Blair
Name:Brian J. Blair
Title: Vice President and Treasurer

GUARANTORS

FMC VENTURES LLC

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

FMC VENTURES DCVC LLC

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

FMC VENTURES TRACE GENOMICS LLC

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

FMC VENTURES KIWI LLC

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

FMC VENTURES SCANIT LLC

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

[Signature Page to Indenture]

FMC VENTURES BIOPHERO LLC

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

FMC VENTURES AGROSPHERES LLC

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

FMC FUNDING CORPORATION

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: President and Treasurer

FMC OVERSEAS LTD.

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Treasurer

SHERMAN ONE, INC.

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: President and Treasurer

SHERMAN TWO, INC.

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: President and Treasurer

[Signature Page to Indenture]

FMC SINGAPORE HOLDINGS LLC

By:	/s/ William F. Chester
Name: William F. Chester
Title: Authorized Representative

FMC US HOLDINGS LLC
By: FMC HOLDINGS 2 PTE. LTD., as its Member

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Director

FMC QUIMICA HOLDINGS LLC
By: FMC SWITZERLAND II GMBH, as its Member

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Chairman of the Management Board

FMC CHEMICALS NETHERLANDS B.V.

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Authorized Signatory

FMC HOLDINGS 2 PTE. LTD.

By:	/s/ Brian J. Blair
Name: Brian J. Blair
Title: Director

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:	/s/ Adina Casper
Name: Adina Casper
Title: Vice President

[Signature Page to Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND

ADDITIONAL NOTES

Section 1. Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

Appendix A – Page 1

(b) Other Definitions.

Term	Defined in Section
“Agent Member”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1 Form and Dating.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided herein. The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the initial purchasers thereof and (ii) resold, initially, only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered 144A-001 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered S-001 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 of the Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

Appendix A – Page 2

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of the Indenture and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants and current holders in, the Depositary, Euroclear and Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or any other custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Subject to any provisions contained in the Indenture, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

Neither the Trustee nor the Agents shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee and the Agents may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

The Trustee and the Agents shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than, in the case of the Trustee or the Agents, to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Appendix A – Page 3

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2. Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, must be transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and be accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A attached hereto for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A attached hereto for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase,

Appendix A – Page 4

the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A attached hereto for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

Appendix A – Page 5

(ii) During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A attached hereto for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A attached hereto for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A attached hereto) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon receipt of an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT

Appendix A – Page 6

SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Appendix A – Page 7

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF (A) AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (C) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B), PURSUANT TO ERISA OR OTHERWISE, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (OR ANY INTEREST THEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A attached hereto) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

Appendix A – Page 8

(iii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7 of the Indenture), but the Issuer, the Trustee and/or the Agents may require payment of a sum sufficient to cover any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.10, 4.13 and 9.4 of the Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

Appendix A – Page 9

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3 Definitive Notes.

(a) A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer become aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Issuer or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

Appendix A – Page 10

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

Appendix A – Page 11

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture]

Exhibit A – Page 1

CUSIP [  ]

ISIN [  ]1

[RULE 144A][REGULATION S][GLOBAL] NOTE

8.000% Senior Secured Notes due 2031

No. [144A-] [S-] [IAI-] [U-]	[Up to][2] [$ ]

FMC CORPORATION

a Delaware corporation, promises to pay to [CEDE & CO.]3 [   ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]4 [$    (    Dollars)]5 on June 1, 2031.

Interest Payment Dates: June 1 and December 1 Record Dates: May 15 and November 15

1	Rule 144A Note CUSIP: 302491 BA2 Rule 144A Note ISIN: US302491BA29 Regulation S Note CUSIP: U30249 AC7 Regulation S Note ISIN: USU30249AC72
2	Include in Global Notes.
3	Include in Global Notes.
4	Include in Global Notes.
5	Include in Definitive Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

FMC CORPORATION

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

8.000% Senior Secured Notes due 2031

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. FMC Corporation, a Delaware corporation (the “Issuer”), promises to pay interest on the principal amount of this Note at 8.000% per annum until but excluding maturity. The Issuer shall pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date; provided that for the Initial Notes the first Interest Payment Date shall be December 1, 2026. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of June 5, 2026 (as amended or supplemented from time to time, the “Indenture”), among FMC Corporation, the Guarantors named therein, the Trustee and U.S. Bank Trust Company, National Association, as Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 8.000% Senior Secured Notes due 2031. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.1, 4.9 and 4.12 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under

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the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. SECURITY. The Notes and the Guarantees will be secured by first-priority Liens, equally and ratably with all Obligations of the Issuer and such Guarantors under any other Pari Passu Notes Lien Indebtedness (including the Revolving Credit Facility Obligations), subject to certain exceptions and Permitted Liens, on the Collateral of the Issuer and such Guarantors, and subject to the terms and conditions set forth in the Indenture, the Pari Passu Intercreditor Agreement and the Security Documents. The Notes Collateral Agent will hold the Collateral (other than Collateral held by a Collateral Sub-Agent) in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Pari Passu Intercreditor Agreement and the Security Documents. Collateral falling under a Security Document governed by Swiss law will be held by the Swiss Collateral Sub-Agent (based on the terms set out in the Pari Passu Intercreditor Agreement and the respective Swiss law governed Security Documents) and Collateral governed by Dutch law will be held by the Dutch Collateral Sub-Agent as security for the Parallel Liability (as defined in the Pari Passu Intercreditor Agreement), in each case for the benefit of all First Lien Claimholders (including the Holders) (as defined in the Pari Passu Intercreditor Agreement). Each Holder by accepting this Note consents and agrees to the terms of the Pari Passu Intercreditor Agreement and the Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Pari Passu Intercreditor Agreement and the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

6. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption pursuant to Article III, and may be the subject of a Collateral Disposition Offer or a Net Proceeds Offer pursuant to Section 4.10 of the Indenture or a Change of Control Offer pursuant to Section 4.13 of the Indenture, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer, a Collateral Disposition Offer or a Net Proceeds Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

8. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

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9. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees, the Notes, the Pari Passu Intercreditor Agreement or the Security Documents may be amended or supplemented as provided in the Indenture.

10. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

11. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o FMC Corporation

2929 Walnut Street

Philadelphia, Pennsylvania 19104

Attention: General Counsel

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $    principal amount of Notes held in (check applicable space)      book-entry or      definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or Subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(7)	☐	pursuant to Rule 144 under the Securities Act; or

(8)	☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of, the Securities Act.

Your Signature

Signature of Signature
Guarantor

Date: ___________________

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE To be executed by an executive officer

Name:
Title:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A

REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,

PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE6

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

6	Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, check the appropriate box below:

[ ] Section 4.10 [ ] Section 4.13

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000, provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $       . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee, Depositary or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [________] [____], 20[___], among _____________________ (the “Guaranteeing Subsidiary”), a subsidiary of FMC Corporation, a Delaware corporation (the “Issuer”), U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and U.S. Bank Trust Company, National Association, as notes collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 5, 2026, providing for the issuance of an unlimited aggregate principal amount of 8.000% Senior Secured Notes due 2031 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XI thereof. [LOCAL LAW LIMITATIONS TO BE INSERTED IF APPLICABLE]

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Consent to Jurisdiction. Each of the parties to this Supplemental Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Supplemental Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

Exhibit B - Page 1

5. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture, including through electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

8. The Trustee and the Notes Collateral Agent. In entering into this Supplemental Indenture, the Trustee and the Notes Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee or the Notes Collateral Agent, as applicable, whether or not elsewhere herein so provided. Neither the Trustee nor the Notes Collateral Agent makes any representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee or the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent takes any responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Issuer. All of the provisions contained in the Indenture in respect to the rights, privileges, immunities, indemnities, powers and duties of the Trustee and the Notes Collateral Agent shall be applicable in respect of this Supplemental Indenture as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

Exhibit B - Page 2